Exhibit 2.5
PURCHASE AGREEMENT
between
RUSS BERRIE AND COMPANY, INC.,
and
THE RUSS COMPANIES, INC.
Dated as of December 23, 2008

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PURCHASE AGREEMENT
This Purchase Agreement (“Agreement”) is dated December 23, 2008, by and between The Russ Companies, Inc., a Delaware corporation (“Buyer”), and Russ Berrie and Company, Inc., a New Jersey corporation (“Seller”).
RECITALS
The Seller, through the Subs (as defined herein), designs, manufactures through third parties and markets a wide variety of gift products (the “Gift Business”).
The Seller owns 100% of the issued and outstanding capital stock of each Sub (the issued and outstanding capital stock of all Subs, the “Shares”). The Seller desires to sell, and Buyer desires to purchase, the Shares and the Purchased Assets specified herein for the consideration and on the terms set forth in this Agreement.
NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the parties agree as follows:
1. DEFINITIONS AND USAGE.
1.1. Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:
“Affiliate” – with respect to a specified Person: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with, such specified Person, including for this purpose each Person that serves as a director or officer of such specified Person. For purposes of this definition, (a) control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act.
“Agreement” — as defined in the first paragraph of this Agreement.
“Assignment and Assumption Agreement” — as defined in Section 2.7(a)(i).
“Assumed Liabilities” — as defined in Section 2.4(a).
“Bulk Sales Laws” — as defined in Section 5.1.
“Business Day” — any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York or New Jersey are permitted or required to be closed.

“Buyer” — as defined in the first paragraph of this Agreement.
“Buyer Common Shares” — as defined in Section 2.3.
“Buyer Contact” — as defined in Section 12.2.
“Cap” — as defined in Section 11.4.
“Closing” — as defined in Section 2.6.
“Closing Date” — as defined in Section 2.6.
“COBRA” — Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA.
“Code” — the Internal Revenue Code of 1986.
“Companies’ Closing Documents” — as defined in Section 4.2.
“Confidential Information” — as defined in Section 12.1.
“Confidentiality Agreement” — the Confidentiality Agreement, dated as of March 26, 2008, by and between Seller and Buyer.
“Consent” — any approval, consent, ratification, waiver or other authorization.
“Contemplated Transactions” — all of the transactions contemplated by this Agreement.
“Contract” — any written agreement, contract and/or Lease.
“Damages” — as defined in Section 11.2.
“Disclosing Party” — as defined in Section 12.1.
“$” or “dollar” — Currency of the United States of America.
“Domestic Subs” — as defined in Section 2.5(b).
“EGI” — means The Encore Group, Inc.
“Employee Plans” — as defined in Section 3.10.
“Encore Business” — as defined in Section 4.24.
“Encore Contract” — as defined in Section 4.14.
“Encore Entities” — means the Buyer and EGI.

“Encumbrance” — any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental, Health and Safety Liabilities” — any Liability arising from or under any Environmental Law or Occupational Safety and Health Law.
“Environmental Law” — means any Legal Requirement in effect on the date of this Agreement that requires or relates to: (a) advising appropriate authorities, employees or the public of intended or actual releases of pollutants or Hazardous Materials, violations of discharge limits that could have significant impact on the environment; (b) preventing or reducing to acceptable levels the release of pollutants or Hazardous Materials into the environment; (c) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the environment when used or disposed of; (e) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials or other potentially harmful substances; (g) cleaning up pollutants that have been released, preventing the threat of release or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C.A. §§ 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. §§ 9601 et seq. (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Hazardous Materials Transportation Act, 49 U.S.C.A. §§ 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C.A. §§ 1251 et seq.; the Clean Air Act, 42 U.S.C.A. §§ 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C.A. §§ 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C.A. §§ 300f et seq.; California’s Proposition 65, California Health & Safety Code 25249.6 et seq.
“ERISA” — the Employee Retirement Income Security Act of 1974.
“Exchange Act” — the Securities Exchange Act of 1934, as amended.
“Excluded Assets” — as defined in Section 2.2.
“Filed Company SEC Reports” — all forms, reports and documents filed by Seller with the Securities and Exchange Commission (“SEC”) since January 1, 2006, to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System two days prior to the date of this Agreement.

“GAAP” — generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the financial statements referred to in Section 3.4, in the case of Seller, and 4.4, in the case of EGI, were prepared.
“Gift Business” — as defined in the Recitals to this Agreement.
“Gift Contract” — (i) any Contract to which any Sub is a party relating primarily to the Gift Business: (a) under which such Sub has or may acquire any rights or benefits; (b) under which such Sub has or may become subject to any Liability; or (c) by which such Sub or any of its assets (whether owned or used) is or may become bound, and (ii) any Seller Contract.
“Gift Employee Plans” — as defined in Section 3.10.
“Gift Employees” — as defined in Section 10.1(a).
“Gift Entities” — (i) the Seller, solely with respect to its operation of the Gift Business and/or its management of the Subs (and in no other capacity), and (ii) each of the Subs.
“Gift Intellectual Property” — all Seller Intellectual Property and all Intellectual Property owned or used by the Subs in the operation of the Gift Business.
“Gift Loan Documents” — (i) the Credit Agreement, dated as of March 14, 2006, as amended, with certain of the Seller’s subsidiaries as borrowers, and LaSalle Bank National Association, as issuing bank (the “Issuing Bank”), LaSalle Business Credit, LLC as administrative agent (the “Administrative Agent”), the lenders from time to time party thereto, and the Seller, as loan party representative, and the “Loan Documents” as specified therein, as amended; (ii) the Credit Agreement, dated as of June 28, 2005, as amended, among Amram’s Distributing Ltd., the Seller, the financial institutions party thereto and LaSalle Business Credit, a division of ABN AMRO Bank, N.V., Canada Branch, a Canadian branch of a Netherlands bank, as issuing bank and administrative agent, and the “Loan Documents” specified therein, as amended (taken with (i), the “LaSalle Loan Documents”); and (iii) credit facilities in the United Kingdom, Hong Kong (the “Hong Kong Facilities”) and Australia as in existence on the date hereof, and all related documentation.
“Governing Documents” — with respect to any particular entity, (a) the articles or certificate of incorporation, bylaws and similar constating documents; (b) all operating agreements, equityholders’ agreements, voting agreements, voting trust agreements, joint venture or partnership agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (c) any amendment or supplement to any of the foregoing.
“Governmental Authorization” — any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” — any: (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.
“Guaranty” — as defined in Section 2.7(b)(viii).
“Hazardous Material” — means any substance, whether solid, liquid or gaseous: which is listed, defined, or regulated by any Governmental Body as a “hazardous substance,” “hazardous waste” or “solid waste,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; or which is or contains asbestos, radon, any polychlorinated biphenyl, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel or other petroleum hydrocarbons.
“Indemnified Person” — as defined in Section 11.7(a).
“Indemnifying Person” — as defined in Section 11.7(a).
“Intellectual Property” — domestic and foreign trade-marks, trade-names, business names, patents, inventions (whether patentable or not), copyrights, service marks, brand names, logos, industrial designs, trade secrets, urls, and domain names, including all applications therefor and all goodwill in connection therewith, and including all licenses, registered user agreements and all like rights in connection therewith.
“Interim Balance Sheet” — as defined in Section 3.4.
“IP Sub” — as defined in Section 2.2(x).
“IRS” — the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.
“Korea Branch” — as defined in Section 3.1.
“Knowledge” — knowledge of Seller means knowledge of a particular fact or other matter if Bruce Crain, Anthony Cappiello, Marc Goldfarb, Jeff Bialosky, Theresa Chan, Y. B. Lee, Guy Paglinco, Elliot Rivkin, Chris Robinson or Sandra Benny is actually aware of that fact or matter. Knowledge of Buyer means knowledge of a particular fact or other matter if Richard Snow, Kenneth Siemers or Eldridge Hanes is actually aware of that fact or matter.
“Lease” — any lease with respect to real property or any lease or rental agreement, license, right to use or installment and conditional sale agreement pertaining to the leasing or use of any tangible personal property.

“Legal Requirement” — any federal, state, local, municipal, foreign, international, multinational or other constitution, law, Order, ordinance, principle of common law, code, regulation, statute or treaty.
“Liability” — with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
“License Agreement — as defined in Section 2.7(a)(vii).
“Material Adverse Effect” or “Material Adverse Change” means any change, effect, event, occurrence, state of facts or development that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the financial condition or results of operations of the Gift Business, taken as a whole (when used with respect to Seller, the Subs or the Gift Business) or financial condition or results of operations of the Encore Business, taken as a whole (when used with respect to Buyer, the Encore Entities or the Encore Business); provided, however, that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect or Material Adverse Change: any adverse change, effect, event, occurrence, state of facts or development arising from or relating to: (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) conditions affecting the gift industry, the United States or global economy as a whole or the capital markets in general or the markets in which the Gift Entities operate; (iii) changes in GAAP; (iv) changes in law, rules, regulations, orders, or other binding directives issued by any Governmental Body; (v) performance or compliance with the terms of, or the taking of any action required by, this Agreement; (vi) national or international political or social conditions, including, the commencement, continuation or escalation of a war, armed hostilities or other international or national calamity or act of terrorism or (vii) with respect to the Gift Business, any matter set forth on Schedule 1.1(c).
“Material Contracts” — as defined in Section 3.14.
“Note Security Agreement” — as defined in Section 2.7(b)(ix).

“Occupational Safety and Health Law” — any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
“Order” — any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.
“Permitted Encumbrances” — (i) Encumbrances reflected or reserved against or otherwise disclosed in the Interim Balance Sheet, (ii) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’ or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the ordinary course of business, (iii) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (iv): with respect to real property: (A) easements, quasi-easements, licenses, covenants, rights or way, rights of re-entry or other restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, (B) any conditions that may be shown by a current survey or physical inspection, (C) zoning, building, subdivision, land use, environmental regulations or other similar requirements or restrictions and (D) leases or other occupancy agreements; (v) Encumbrances incurred in the ordinary course of business since the date of the Interim Balance Sheet or the Encore Interim Balance Sheet, as applicable; and (vi) with respect to Intellectual Property, Encumbrances arising pursuant to any license or other agreement relating thereto.
“Person” — an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.
“Proceeding” — any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
“Purchased Assets” — as defined in Section 2.1.
“Purchase Price” — as defined in Section 2.3.
“Receiving Party” — as defined in Section 12.1.
“Release” — as defined in Section 2.7(a)(viii).
“Remedial Action” — all actions, including any capital expenditures, required by applicable Environmental Laws: (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the release or threat of release or to minimize the further release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring relevant facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

“Representative” — with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
“Restricted Cash” — the approximately $1 million in cash held by Russ Australia, used to secure its leasehold interest.
“Retained IP” — the Intellectual Property set forth on Schedule 2.2(x).
“Retained Subsidiaries” — any subsidiaries of Seller other than the Subs and any subsidiaries of the Subs. For purposes of clarity, the IP Sub will be a Retained Subsidiary.
“Retained Liabilities” — as defined in Section 2.4(b).
“Securities Act” — the Securities Act of 1933, as amended.
“Seller” — as defined in the first paragraph of this Agreement.
“Seller Contact” — as defined in Section 12.2.
“Seller Contract” — any Contract to which the Seller is a party relating primarily to the Gift Business, including for this purpose any Contract that was not effectively novated pursuant to the US Assignment: (a) under which the Seller has or may acquire any rights or benefits; (b) under which the Seller has or may become subject to any Liability; or (c) by which the Seller or any of its assets pertaining to the Gift Business (whether owned or used) is or may become bound. For purposes of clarity, “Seller Contracts” shall not include any Contracts pertaining to: the policies and Employee Plans described as “Excluded Assets” in Section 2.2(vii) and (viii) hereof, the Website Interest or the Retained IP.
“Seller Intellectual Property” — all Intellectual Property owned or used by the Seller in its name primarily in the operation of the Gift Business, including for this purpose any Intellectual Property so used that was not effectively transferred to RB Gift pursuant to the US Assignment, other than the Website Interest and the Retained IP.
“Seller Note” — as defined in Section 2.3.
“Seller’s Closing Documents” — as defined in Section 3.2.
“Shareholder Loan” — as defined in Section 4.3(b).

“Shares” — as defined in the Recitals to this Agreement.
“Stockholders Agreement” — as defined in Section 2.7(a)(ix).
“Subs” — Russ Berrie U.S. Gift, Inc., a Delaware corporation (“RB Gift”), Russ Berrie and Company Investments, Inc., a New Jersey corporation; Russ Berrie and Company Properties, Inc., a New Jersey corporation; Russplus, Inc., a New Jersey corporation; Russ Australia Pty Limited ACN 088 221 881, a registered company under the Corporations Act 2001 of Australia (“Russ Australia”); Russ Berrie (Ireland) Limited, a company limited by shares organized in Ireland; Russ Berrie (U.K.) Limited, a company limited by shares organized in the United Kingdom; and Tri Russ International (Hong Kong) Limited, a company limited by shares organized in Hong Kong. The Subs organized in jurisdictions outside of the United States shall be referred to herein as the “Foreign Subs”.
“Tax” — any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.
“Tax Return” — any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
“Third Party” — a Person that is not a party to this Agreement.
“Third-Party Claim” — any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.
“TSA” — as defined in Section 2.7(a)(iv).
“US Assignment” — the assignment from Seller to RB Gift of substantially all of its assets and liabilities which pertain primarily to its domestic gift business pursuant to the Assignment and Assumption Agreement and Bill of Sale, dated as of March 14, 2006.
“Website Interest” — the minority interest in the Shining Stars® website owned by RB Gift on the date of this Agreement.

1.2. Usage.
(a) Interpretation. In this Agreement, unless a clear contrary intention appears:
(i) the singular number includes the plural number and vice versa;
(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;
(iii) reference to either gender includes the other gender;
(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;
(v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;
(vi) reference to the use of “commercially reasonable efforts” shall mean that the obligated party is required to make a diligent, reasonable and good faith effort to accomplish the applicable objective. Such obligation, however, does not require an expenditure of funds or the incurrence of a liability on the part of the obligated party, nor does it require that the obligated party act in a manner that would be contrary to normal commercial practices in order to accomplish the objective. The fact that the objective is not actually accomplished is no indication that the obligated party did not in fact utilize its reasonable commercial efforts in attempting to accomplish the objective;
(vii) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;
(viii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;
(ix) “or” is used in the inclusive sense of “and/or”;
(x) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to and including”; and

(xi) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.
(b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.
(c) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation of this Agreement.
2. SALE AND TRANSFER OF ASSETS; CLOSING.
2.1. Assets to Be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from the Seller, subject to Section 2.2, all of such Seller’s right, title and interest as of the Closing Date in and to:
(a) the Shares; and
(b) the assets set forth below (collectively referred to herein as the “Purchased Assets”):
(i) the Seller Contracts;
(ii) all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent issued to Seller and transferable to Buyer, that relate primarily to the Gift Business including any such Governmental Authorizations that were not effectively transferred pursuant to the US Assignment;
(iii) all data and records primarily related to the operations of the Gift Business in the possession of the Seller, including client and customer lists and records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records and, subject to Legal Requirements, copies of all personnel records and other records that Seller is required to retain in its possession pursuant to applicable Legal Requirements;
(iv) all of the intangible rights and property of the Seller relating primarily to the Gift Business (other than the Website Interest and the Retained IP), including the Seller Intellectual Property;
(v) all rights of the Seller relating to the Restricted Cash, and the security deposits and prepaid items relating primarily to the Gift Business that are set forth on Schedule 2.1(b)(v), and any claims for refunds and rights to offset in respect thereof;

(vi) all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities (defined in Section 2.4(a) below) on or prior to the Closing Date, unless expended in accordance with this Agreement;
(vii) all claims of the Seller against third parties relating to the Purchased Assets, whether choate, inchoate, known or unknown, contingent or noncontingent; and
(viii) any other assets of the Seller used primarily in the Gift Business not included in the definition of Excluded Assets in Section 2.2, other than the Shares.
Buyer acknowledges that, notwithstanding anything herein to the contrary: (x) 65% of the Shares of each of: Amram’s Distributing Ltd., Tri Russ International (Hong Kong) Limited, Russ Berrie (U.K.) Limited, Russ Berrie (Ireland) Limited and Russ Australia, (y) 100% of the Shares of each of: RB Gift, Russ Berrie and Company Properties, Inc., Russplus, Inc. and Russ Berrie and Company Investments, Inc., and (z) substantially all of the assets of the Subs described in clause (y) above are subject to Encumbrances created by the LaSalle Loan Documents (and in each case will remain subject to such Encumbrances subsequent to the consummation of the Contemplated Transactions pursuant to the terms of such LaSalle Loan Documents, until all obligations thereunder are paid in full.
2.2. Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1(b) or elsewhere in this Agreement, the following assets of the Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of the Seller after the Closing:
(i) all cash, accounts receivable, cash equivalents and short-term investments of Seller unrelated to the Gift Business;
(ii) the Website Interest (it being understood and agreed by the parties that the Website Interest will be assigned by RB Gift to Seller on or prior to the Closing Date and will not be transferred to Buyer at Closing);
(iii) all minute books, stock records, corporate seals, custom records and tax returns of the Seller;
(iv) the shares of capital stock of the Seller or of its subsidiaries other than (x) the Subs and (y) any subsidiaries of the Subs;
(v) all personnel records and other records that the Seller is required by law to retain in its possession;

(vi) all claims for refund of Taxes and other governmental charges of whatever nature of Seller;
(vii) all insurance policies and rights thereunder (except to the extent specified in Section 2.1(b)(vi)) maintained by Seller;
(viii) all rights and Contracts in connection with, and assets of, any Employee Plans maintained by Seller other than the Gift Employee Plans;
(ix) all rights of the Seller under this Agreement and the Seller’s Closing Documents;
(x) the Retained IP (it being understood and agreed by the parties that the Retained IP will be assigned by RB Gift to a subsidiary of RB Gift (the “IP Sub”), and the outstanding shares of capital stock of IP Sub will be transferred to Seller on or prior to the Closing Date and will not be transferred to Buyer at Closing); and
(xi) all rights and other assets of Seller owned, used, or held for use by it in whole or in part in connection with any activity or business other than the Gift Business.
2.3. Consideration. The aggregate purchase price (the “Purchase Price”) payable by the Buyer to the Seller for the Purchased Assets and the Shares shall equal: (i) 199 shares of the Common Stock, par value $0.001 per share, of the Buyer (the “Buyer Common Shares”), free and clear of all Encumbrances, and (ii) a subordinated, secured promissory note issued by Buyer to Seller in the principal amount of $19,000,000, in the form attached hereto as Exhibit 2.7(b)(ii) (the “Seller Note”). The aggregate consideration for the Purchased Assets and the Shares shall equal the Purchase Price and the assumption of the Assumed Liabilities described in Section 2.4. The portion of the aggregate consideration constituting the consideration for the purchase by Buyer of the Korea Branch and all associated assets as of the Closing Date shall be the assumption of all liabilities of the Korea Branch as of such date, including, but not limited to, liabilities in respect of government-mandated severance or similar obligations.
2.4. Liabilities.
(a) Assumed Liabilities. On the Closing Date, Buyer shall assume and agree to pay, perform, discharge or defend, as applicable, (i) all Liabilities of the Seller under and with respect to the Purchased Assets and (ii) all Liabilities of the Seller or any direct or indirect subsidiary of the Seller with respect to the operation of the Gift Business, in each case prior to and after the Closing, except for (x) any taxes of the Seller’s consolidated group outside of the Subs’ respective taxes under Reg. Sec. 1.1502-6 and any similar state, local and foreign provisions, and (y) any liabilities resulting from product liability or workers compensation claims pertaining to the Gift Business incurred prior to the Closing but unreported as of such date for which Seller has product liability or worker’s compensation insurance, as applicable (collectively, the “Assumed Liabilities”). For purposes of clarity, Buyer shall promptly reimburse Seller for any obligation pertaining to the Gift Business satisfied by Seller or its Affiliates after the Closing, other than the exceptions set forth in clauses (x) and (y) of the preceding sentence.

(b) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of, and shall be retained, paid, performed and discharged solely by, the Seller. “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities.
2.5. Allocation and Tax Election.
(a) The Seller shall provide the Buyer with its proposed allocation of the Purchase Price and Assumed Liabilities (plus other relevant items) within 90 days following the Closing Date and the Buyer shall respond within 30 days of receipt of such proposed allocation, providing either (a) its acceptance of such allocation or (b) any objections, in which case the Buyer shall also provide its determination of the allocation of the Purchase Price. The Buyer and the Seller agree to act in good faith to resolve any differences between them. At least 60 days before the filing of its 2008 income tax return, Buyer shall prepare and deliver IRS Form 8594 to Seller, which shall be consistent with such allocation. The parties hereto shall file all Tax Returns and information reports in a manner consistent with such allocation.
(b) Seller and Buyer each agree to make timely, effective and irrevocable elections under Section 338(h)(10) of the Code and any corresponding elections under state, local or foreign tax laws that have substantially the same effect as the election under Section 338(h)(10) of the Code (collectively, a “Section 338(h)(10) Election”) with respect to Buyer’s acquisition of all of the capital stock of RB Gift, Russ Berrie and Company Investments, Inc., Russ Berrie and Company Properties, Inc., and Russplus, Inc., (the “Domestic Subs”). With respect to such Section 338(h)(10) Election, (i) the Buyer and the Seller shall cooperate in all respects for the purposes of effectuating a timely and effective Section 338(h)(10) Election including, without limitation, the execution and filing of all necessary forms or Tax Returns, and (ii) the Seller shall include any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) Election in its Tax Returns, to the extent required by law, and shall pay any Taxes imposed on the Seller attributable to the making of the Section 338(h)(10) Election.
2.6. Closing . The purchase and sale provided for in this Agreement will take place at the offices of Seller’s counsel at 425 Park Avenue, New York, NY, commencing at 10:00 a.m. (local time) on the same date as this Agreement is executed (the “Closing Date”), or at such other place as the parties may agree.

2.7. Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:
(a) The Seller shall deliver to Buyer:
(i) a bill of sale and assignment and assumption agreement in the form of Exhibit 2.7(a)(i) (the “Assignment and Assumption Agreement”) duly executed by the Seller;
(ii) certificates representing the Shares, (accompanied by duly executed stock powers) for transfer to Buyer (the parties acknowledge and agree that delivery to, or retention of, the certificates representing any such Shares by the Agent under the LaSalle Loan Documents or Wells Fargo Bank, National Association shall be deemed delivery to the Buyer of such certificates for all purposes hereunder);
(iii) a certificate of the Secretary of Seller certifying and attaching all requisite resolutions or actions of Seller’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of each of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions;
(iv) a transition services agreement, in the form attached as Exhibit 2.7(a)(iv) (the “TSA”), duly executed by the Seller;
(v) a legal opinion from Lowenstein Sandler PC in the form attached as Exhibit 2.7(a)(v);
(vi) consents from landlords identified in Exhibit 2.7(a)(vi);
(vii) a license agreement with respect to the Retained IP, in the form attached hereto as Exhibit 2.7(a)(vii) (the “License Agreement”), duly executed by IP Sub;
(viii) a release, in the form attached hereto as Exhibit 2.7(a)(viii) (the “Release”), duly executed by the Seller, each Retained Subsidiary, each Sub, and each subsidiary of each Sub; and
(ix) a stockholders agreement, in the form attached as Exhibit 2.7(a)(ix) (the “Stockholders Agreement”), duly executed by the Seller.
(b) Buyer shall deliver the following to the Seller:
(i) evidence of an agreement for purchase by EGI of all outstanding membership interests in IP Holdings, LLC (“Affiliate IP”), to be consummated as soon as is practicable after the Closing Date, for an aggregate purchase price of no more than $400,000 plus currently outstanding royalties of approximately $50,000, to be made in no more than 18 monthly installments; provided that the Buyer agrees that until the earlier of (i) the payment in full of all outstanding obligations under the Seller Note, and (ii) until such purchase is consummated, and notwithstanding any provision to the contrary in the License Agreement between EGI and the Affiliate IP (the “AIP Agreement”), the license granted under the AIP Agreement to EGI shall continue in accordance with its terms, other than the obligation for EGI to pay royalties pursuant thereto, which shall cease as of the Closing Date.

(ii) the Seller Note in the form set forth in Exhibit 2.7(b)(ii), duly executed by the Buyer;
(iii) certificates representing the Buyer Common Shares, free and clear of all Encumbrances;
(iv) the Assignment and Assumption Agreement, duly executed by Buyer;
(v) the TSA, duly executed by the Buyer;
(vi) the Stockholders Agreement, duly executed by Buyer and Encore Investors II, Inc.;
(vii) the License Agreement, duly executed by the Buyer;
(viii) a guaranty of the Seller Note, in the form set forth in Exhibit 2.7(b)(viii) (the “Guaranty”), duly executed by EGI and each Domestic Sub;
(ix) a security agreement with respect to the Seller Note and the License, in the form set forth in Exhibit 2.7(b)(ix) (the “Note Security Agreement”), and all related documentation, in each case duly executed by the Buyer;
(x) a security agreement with respect to the Guaranty, in the form set forth in Exhibit 2.7(b)(x) (the “Guaranty Security Agreement”), duly executed by EGI and each Domestic Sub;
(xi) an opinion from Trenwith Group, LLC as to the solvency of Buyer prior to and after giving effect to the consummation of the Contemplated Transactions, in the form attached as Exhibit 2.7(b)(xi);
(xii) reimbursement of any fees and/or expenses advanced by Seller to any Encore Entity or Trenwith Group, LLC in connection with the preparation, execution and delivery of the solvency opinion described in clause (xi) above, by wire transfer of immediately available federal funds to an account specified by the Seller to the Buyer, it being understood and agreed by the parties that to the extent any such fees and/or expenses are or become payable as of or after the Closing Date, such fees and/or expenses shall be payable by and the sole responsibility of Buyer;
(xiii) executed payoff letters with respect to indebtedness under, and evidence of the release of all Encumbrances under, the LaSalle Loan Documents, including applicable Uniform Commercial Code Termination Statements in connection therewith, and a release of the Seller under the Hong Kong Facilities;

(xiv) evidence of the conversion of the Shareholder Loan from Eldridge Hanes in the principal amount of $500,000 into a subordinated note with the same terms and conditions as the Seller Note provided that the parties acknowledge and agree that such Shareholder Loan will be entitled to receive interest payments after the Closing in accordance with the interest payment schedule in effect immediately prior to the Closing, for so long as the royalties to IP Sub under the License Agreement are not in arrears (to the extent such royalty payments are in arrears, all further such interest payments shall be treated as set forth in the License Agreement);
(xv) a Certificate of the Secretary of the Buyer certifying and attaching the Governing Documents of the Buyer, as amended, and all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement, the documents contemplated hereby to be executed by Buyer and the consummation of the transactions contemplated hereby and thereby, including the issuance to Seller of the Buyer Common Shares, free and clear of all Encumbrances, and certifying to the incumbency and signatures of the officers of the Buyer executing each of the foregoing documents and any other document relating to the Contemplated Transactions;
(xvi) the certificate of incorporation of Buyer and all amendments thereto, certified by the Secretary of State of Delaware;
(xvii) a Certificate of the Secretary of EGI and each Domestic Sub certifying and attaching all requisite resolutions or actions of its board of directors approving the execution and delivery of the Guaranty and the Guaranty Security Agreement and thereby and certifying to the incumbency and signatures of the officers of each of them executing each of the foregoing documents any other document relating to the Contemplated Transactions;
(xviii) a Certificate of the Secretary of Encore Investors II, Inc. certifying and attaching all requisite resolutions or actions of its board of directors approving the execution and delivery of the Stockholders Agreement and certifying to the incumbency and signatures of the officers of each of them executing such agreement and any other document relating to the Contemplated Transactions;
(xix) evidence of the contribution of all the issued and outstanding capital stock of EGI (the “EGI Shares”) to Encore Investors II, Inc.; evidence of the subsequent contribution of all of the EGI Shares from Encore Investors II, Inc. to the Buyer; evidence of the subsequent contribution of all of the EGI Shares from Buyer to US Gift; evidence of the cancellation of all outstanding options, warrants, convertible securities, commitments, agreements or other rights to purchase or acquire any capital stock of EGI.
(xx) an opinion of Gordon & Rees LLP in the form of Exhibit 2.7(b)(xx);

2.8. Consents.
(a) Notwithstanding any provision of this Agreement to the contrary, if any Seller Contract is not transferable without the Consent of any Third Party, or if any transfer of, or agreement to transfer, any such Seller Contract would constitute any violation of Legal Requirements applicable to it in respect of the Gift Business, then nothing in this Agreement will constitute a transfer of, or an agreement to transfer, such Seller Contract until such Consent has been obtained.
(b) Notwithstanding any provision of this Agreement to the contrary, to the extent the Korea Branch is not transferable to the Buyer until the Buyer has established its own branch office in Korea, or if such transfer of, or agreement to transfer, the Korea Branch prior to such time as the Buyer has established its own branch office in Korea would constitute any violation of Legal Requirements applicable to it in respect of the Gift Business, then nothing in this Agreement will constitute a transfer of, or an agreement to transfer, the Korea Branch until such Buyer branch office has been established and Section 2.8(c) shall apply, provided, however, that parties understand and agree that any liabilities associated with the Korea Branch as of the Closing Date shall be the sole responsibility of Buyer.
(c) To the extent permitted by applicable Legal Requirements, in the event that any such Consent cannot be obtained, or the Korea Branch cannot be transferred, the relevant Seller Contract, and/or Korea Branch, shall be held, as and from the Closing Date by the Seller, in trust for Buyer, and the covenants and obligations thereunder shall be performed by the Seller in Buyer’s name and at Buyer’s expense, and all benefits and obligations existing hereunder shall be for Buyer’s account. Seller shall take or cause to be taken at Buyer’s expense, such action in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of the non-assigned Seller Contract and/or non-transferred Korea Branch and to effect collection of money or other consideration to become due and payable thereunder, and the Seller shall promptly pay over to Buyer all money or other consideration received by it in respect thereof. As and from the Closing Date, Seller hereby authorizes Buyer, to the extent permitted by applicable Legal Requirements and the terms of the non-assigned Seller Contract, at Buyer’s expense, to perform all of its respective obligations and receive all of its respective benefits thereof and Seller hereby appoints Buyer as its attorney-in-fact to act in its name and on its behalf with respect thereto.
(d) Buyer shall (at its expense) use its commercially reasonable efforts to obtain, or to cause to be obtained, any Consent required to transfer all Purchased Assets or to assign all Assumed Liabilities, with the reasonable cooperation of Seller.

3. REPRESENTATIONS AND WARRANTIES OF SELLER.
Seller hereby represents and warrants to Buyer as follows, except as set forth in the Schedules to this Article 3 or in Filed Company SEC Reports:
3.1. Organization and Good Standing.
(a) Schedule 3.1(a) contains a list of each Sub’s jurisdiction of incorporation and any other jurisdictions in which each Sub is qualified to do business as a foreign corporation. Each Sub is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with all necessary entity power and authority to conduct its business as currently conducted, to own or use its respective assets, and to perform all its obligations under the Gift Contracts to which it is a party, except as set forth on Schedule 3.1(a) or except as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Each Sub is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the operation of the Gift Business by such Sub requires such qualification, except as set forth on Schedule 3.1(a) or except where the failure to be so qualified would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect. Seller maintains a branch office in Seoul, South Korea with respect to the Gift Business (the “Korea Branch”), which office is in good standing and is qualified to conduct its activities as authorized by the law of Korea and under the laws of any other jurisdiction in which it conducts business, except as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.
(b) The Seller has made available to the Buyer copies of the Governing Documents of each Sub as currently in effect.
3.2. Enforceability; Authority; No Conflict.
(a) This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms. Upon the execution and delivery by Seller of each agreement to be executed or delivered by it at the Closing (collectively, the “Seller’s Closing Documents”), the Seller’s Closing Documents will constitute the legal, valid and binding obligation of the Seller, enforceable against it in accordance with their respective terms. Seller has all necessary entity power and authority to execute and deliver this Agreement, and to perform its obligations under this Agreement, and such action has been duly authorized by all necessary action of its board of directors. There is no requirement that Seller’s shareholders approve the execution and delivery of this Agreement, and the performance of Seller’s obligations under this Agreement. Seller has all necessary corporate power and authority to execute and deliver the Seller’s Closing Documents, and to perform its obligations thereunder, and such action has been duly authorized by all necessary action of its board of directors.

(b) Except as set forth on Schedule 3.2(b), or in the case of clauses (ii) through (v) below, except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent consummation of the Contemplated Transactions and would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):
(i) breach any provision of any of the Governing Documents of Seller or any Sub;
(ii) breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any material Legal Requirement or any material Order to which any Gift Entity, any material assets owned or used by any Sub, or any of the material Purchased Assets, may be subject;
(iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any material Governmental Authorization that is held by any Gift Entity or that otherwise relates to any material assets owned or used by the Subs or any material Purchased Assets;
(iv) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Material Contract; or
(v) result in the imposition or creation of any Encumbrance upon or with respect to any of the material assets owned or used by any Sub or any material Purchased Assets.
(c) No Gift Entity is required to give any notice to or obtain any Consent with respect to any Material Contract or material Governmental Authorization from any Person that has not been given or obtained, as applicable, in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, except (i) as set forth on Schedule 3.2(c), or (ii) where failure to obtain such Consents or give such notice would not prevent consummation of the Contemplated Transactions and would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.
3.3. Capitalization . The authorized and outstanding equity capital of each Sub, and the ownership thereof, is set forth on Schedule 3.3. The Shares have been validly issued and are fully paid and non-assessable. The Seller owns and on the Closing Date will own beneficially and of record, directly or indirectly (as set forth on Schedule 3.3), all of the Shares, free from all Encumbrances, other than liens created pursuant to the Gift Loan Documents. Except as set forth on Schedule 3.3, there are no Contracts relating to the issuance, sale, purchase, redemption or transfer of any equity securities or any other securities of any Sub (other than to Buyer), other than pledges pursuant to the Gift Loan Documents. None of the Shares has been issued in violation of, or is subject to, any preemptive or subscription rights. No Sub has issued any option, warrant, convertible security, commitment, agreement or other right to purchase or acquire any equity interests in such Sub, other than pledges pursuant to the Gift Loan Documents. Except as set forth on Schedule 3.3, no Sub, directly or indirectly, owns, of record or beneficially, any outstanding voting securities or other equity interests in any corporation or other entity or controls any corporation or other entity. No Sub has any Contract to acquire any equity or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

3.4. Financial Statements. Seller has delivered to Buyer copies of: (a) the consolidated financial statements of the Seller included in the Seller’s Annual Report on Form 10-K for the year ended December 31, 2007, including the notes thereto (collectively, the “Annual Financial Statements”); and (b) an unaudited balance sheet of the Gift Business as at September 30, 2008 (the “Interim Balance Sheet”) and the related unaudited statements of income, changes in shareholders’ equity and cash flows for the period then ended (collectively, the “Unaudited Financial Statements”). Note 20 to the Annual Financial Statements fairly presents in all material respects the net sales, operating loss, depreciation and amortization and loss before income taxes of the Gift Business as at the respective dates of, and for the periods referred to therein, all in accordance with GAAP, except as otherwise disclosed in Note 20, including the disclosure that all corporate overhead charges are allocated to the Gift Business. As applicable, the Unaudited Financial Statements fairly present in all material respects the financial condition and the results of operations, changes in shareholders equity and cash flows of the Gift Business as at the respective dates of, and for the periods referred to therein, all in accordance with GAAP, except that all corporate overhead charges are allocated to the Gift Business.
3.5. Sufficiency of Assets. Except as set forth on Schedule 3.5 or except as would not be reasonably likely to result in a Material Adverse Effect, the assets of the Subs and the Purchased Assets and the rights conferred under the License Agreement constitute all of the assets, tangible and intangible, necessary to conduct the Gift Business in substantially the manner presently conducted by Seller.
3.6. Leased Real Property.
(a) Schedule 3.6(a) contains a list of all material real property leased by any Gift Entity (the “Leased Real Property”) in connection with the operation of the Gift Business, including the identification of the lessee. The Seller has made available to the Buyer a copy of each Lease pertaining to any of the Leased Real Property. The Gift Entities do not own any real property.
(b) Assuming good title in the landlord, the Gift Entity listed as “lessee” on Schedule 3.6(a) with respect to a particular Leased Real Property holds a valid leasehold interest in such Leased Real Property, in each case free and clear of all Encumbrances other than those created under the Gift Loan Documents, those set forth on Schedule 3.6(b) and Permitted Encumbrances. No representation or warranty is made herein regarding the status of the fee title (and any matters pertaining to such fee title) of any Leased Real Property; it being understood and agreed that the provisions of this Section 3.6, as they relate to the Leased Real Property, pertain only to the leasehold interest of the applicable Gift Entity. The Leased Real Property constitutes all of the material real property currently used or occupied by the Gift Entities in connection with the operation of the Gift Business.

(c) With respect to the Leased Real Property, except as reflected on Schedule 3.6(c):
(i) The applicable Gift Entity listed on Schedule 3.6(a) is in exclusive possession thereof and of all easements, licenses or rights required by applicable Legal Requirements for use and occupancy as are necessary and material to the conduct of the Gift Business thereon as currently conducted by such Gift Entity;
(ii) To the Knowledge of the Seller, no portion of the Leased Real Property is subject to any pending condemnation proceeding or other proceeding by any Governmental Body the outcome of which is likely to be materially adverse to the operations conducted thereon;
(iii) No Gift Entity is a lessor under, or otherwise a party to, any Contract where such Gift Entity has granted to any Person the right to use or occupy all or any portion of the Leased Real Property; and
(iv) All material real estate Taxes due and payable with respect to any Leased Real Property for which any Gift Entity is responsible have been paid in full.
3.7. Personal Property and Equipment. Except as set forth on Schedule 3.7 or as disposed of in the ordinary course of business since the date of the Interim Balance Sheet, each Gift Entity has good title to, a valid leasehold interest in, or a valid license to use, all material items of tangible personal property reflected on the Interim Balance Sheet as owned or used by a Gift Entity, free and clear of any Encumbrances other than those created under the Gift Loan Documents, those set forth on Schedule 3.7, and Permitted Encumbrances.
3.8. Taxes. Each Gift Entity has duly filed on a timely basis all income and all other material Tax Returns or reports required to be filed by it with respect to the Gift Business and has paid all income and other material Taxes with respect to the Gift Business which are due and payable, and all material assessments, reassessments, governmental charges, penalties, interest and fines due and payable by it, and has made adequate provision in accordance with GAAP for any Taxes not yet due. All such Tax Returns or reports were correct and complete in all material respects. Except as set forth on Schedule 3.8, there are no actions, suits, proceedings, investigations or claims pending or, to the Knowledge of Seller, threatened against any Gift Entity in respect of Taxes. There are no liens for Taxes on any of the assets of the Subs or any Purchased Assets, except for statutory liens for Taxes not yet due. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by the Subs.

3.9. No Material Adverse Change. Since the date of the Audited Financial Statements, there has not been any Material Adverse Change with respect to the Gift Business.
3.10. Employee Benefits. Set forth on Schedule 3.10 is a list of all material “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, severance, change-in-control, supplemental-unemployment, social insurance, housing provident fund, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, enterprise annuity, vacation or holiday plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, written or unwritten, voluntary or statutorily required) (in each case other than stock-option, stock-appreciation-right, stock-bonus, stock-purchase or employee-stock-ownership plans maintained by the Seller), in which any employee of the Gift Business participates (the “Employee Plans”), including a specification of which entity maintains such Plans. A copy of each such Employee Plan has been made available to Buyer. With respect to all Employee Plans maintained by a Gift Entity other than the Seller (“Gift Employee Plans”):
(a) Except as could not give rise to any material Liability, whether direct or indirect, to the applicable Gift Entity maintaining such Gift Employee Plan, each Gift Employee Plan: (i) has been operated and administered in material compliance with its terms (except as otherwise required by Legal Requirements) and all applicable requirements of ERISA and the Code and with any applicable reporting and disclosure requirements, including, but not limited to, the requirement of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code; and (ii) intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS;
(b) To the Knowledge of Seller, no Person has entered into any nonexempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Gift Employee Plan;
(c) The Seller does not maintain or contribute to any employee benefit plan that (i) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) is a “multiple employer plan” within the meaning of Code Section 413(c), (iii) is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (iv) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, or (v) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law).

(d) There is no Proceeding pending against any Gift Employee Plan (nor to the Knowledge of Seller, any basis for such a claim), other than routine claims for benefits. Full payment has been made of all amounts that are required under the terms of each Gift Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Gift Employee Plan ended on or before the Closing Date. The Gift Entities have paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, that have become due and payable with regard to the Gift Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date
3.11. Compliance With Legal Requirements; Governmental Authorizations.
(a) Except as set forth on Schedule 3.11(a) or for failures or violations that would not reasonably be likely to have a Material Adverse Effect:
(i) Each Gift Entity is, and at all times since January 1, 2006, has been, in compliance with each material Legal Requirement that is or was applicable to it in the conduct or operation of the Gift Business or the ownership or use of any of the assets owned by it and used in the operation of the Gift Business; and
(ii) No Gift Entity has received, at any time since January 1, 2006, any written notice from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any material Legal Requirement, or (B) any actual, alleged, possible or potential obligation on the part of any Person to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, in each case with respect to the conduct of the Gift Business, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending such notice.
(b) Schedule 3.11(b) contains a list of each material Governmental Authorization that is held by any Gift Entity that relates to the Gift Business as it is currently conducted (indicating by whom it is held). Each Governmental Authorization, whether or not transferable to Buyer, listed or required to be listed on Schedule 3.11(b) is valid and in full force and effect. Except as set forth on Schedule 3.11(b):
(i) Each applicable Gift Entity is in substantial compliance with the material terms and requirements of each Governmental Authorization identified or required to be identified on Schedule 3.11(b) to which it is a party;
(ii) To the Knowledge of the Seller, no event has occurred or circumstance exists that is likely to (with or without notice or lapse of time): (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed on Schedule 3.11(b), or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed on Schedule 3.11(b);

(iii) Neither the Seller nor any other Gift Entity party thereto has received, at any time since January 1, 2006, any written notice from any Governmental Body or any other Person regarding: (A) any actual, alleged, possible or potential violation of or failure to comply with any material term or requirement of any Governmental Authorization identified or required to be identified on Schedule 3.11(b), or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any such Governmental Authorization, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending such notice; and
(iv) All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed on Schedule 3.11(b) have been filed by the applicable Gift Entity with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been made by the applicable Gift Entity with the appropriate Governmental Bodies.
3.12. Legal Proceedings; Orders.
(a) Except as set forth on Schedule 3.12(a), there is no pending or, to the Knowledge of Seller, threatened (in writing), Proceeding:
(i) by or against any Gift Entity that relates to and could reasonably be expected to materially affect the Gift Business, except for such Proceedings as are normally incident to the Gift Business as conducted by such Gift Entity and would not be reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect; or
(ii) that challenges, or that may have the effect of preventing or making illegal, any of the Contemplated Transactions.
(b) Except as set forth on Schedule 3.12(b), there is no material Order to which any Gift Entity or the Gift Business is subject.
(c) (i) each Gift Entity is in compliance with the material terms and requirements of each Order set forth or required to be set forth on Schedule 3.12(b) to which it is a party; (ii) to the Knowledge of the Seller, no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any material term or requirement of any such Order; and (iii) neither the Seller nor any Gift Entity subject thereto has received any written notice from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any such Order, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending such notice.
3.13. Conduct of Gift Business. Except as set forth on Schedule 3.13, since the date of the Interim Financial Statements, the Gift Entities have conducted the Gift Business only in the ordinary course of business.

3.14. Contracts; No Defaults.
(a) Schedule 3.14(a) contains a list, and Seller has delivered or made available to Buyer copies, of:
(i) each Gift Contract (other than open purchase or sales orders entered into in the ordinary course of business) that involves performance of services or delivery of goods or materials by any Gift Entity of an amount or value in excess of $200,000;
(ii) each Gift Contract (other than open purchase or sales orders entered into in the ordinary course of business) that involves performance of services or delivery of goods or materials to an applicable Gift Entity of an amount or value in U.S. excess of $200,000;
(iii) each Gift Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of any Gift Entity in excess of $200,000;
(iv) each Gift Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $200,000);
(v) each Gift Contract with any labor union, works counsel, or other employee representative of a group of employees relating to wages, hours and other conditions of employment;
(vi) each Gift Contract (however named) involving a sharing of profits, losses, costs or liabilities by any Gift Entity with any other Person;
(vii) each Gift Contract containing covenants that in any way purport to restrict any Gift Entity’s activity in any material respect with respect to the Gift Business or limit the freedom of any Gift Entity in any material respect to compete with any Person with respect to any aspect of the Gift Business;
(viii) each Gift Contract reasonably likely to provide for payments to or by any Person in excess of $200,000 based on sales, purchases or profits, other than direct payments for goods or payments of employee sales commissions;
(ix) each Gift Contract for capital expenditures in excess of $200,000;
(x) any standard form of purchase and sales orders generally used in the Gift Business; and
(xi) each amendment, supplement and modification in respect of any of the foregoing.

The Contracts described in Sections 3.14(a)(i) - (ix) and (xi) shall be referred to collectively as the “Material Contracts”. All written Material Contracts have been made available to Buyer.
(b) Except as set forth on Schedule 3.14(b), to the Knowledge of the Seller, each Material Contract is valid and in full force and effect, and is enforceable against the Gift Entity party thereto in accordance with its terms.
(c) To the Knowledge of the Seller, there are no oral Material Contracts.
(d) Except as set forth on Schedule 3.14(d): (i) none of the Gift Entities has violated or breached, or committed any material default under, any Material Contract to which it is a party; and, to the Knowledge of the Seller, no other Person has violated or breached, or committed any default under, any Material Contract; (ii) to the Knowledge of the Seller, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would be reasonably likely to, (A) result in a material violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to receive or require a material rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract or (D) give any Person the right to cancel, terminate or modify in any material respect any Material Contract; and (iii) neither the Seller nor any other Gift Entity a party thereto has received any written notice regarding any actual or possible material violation or breach of, or default under, any Material Contract, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending such notice.
3.15. Insurance.
(a) Seller has made available to Buyer copies of all material policies of insurance currently maintained by any Gift Entity with respect to the Gift Business, a list of which is included on Schedule 3.15(a). Schedule 3.15(a) identifies the Gift Entity maintaining each such policy. All policies listed or required to be listed on Schedule 3.15(a) that are maintained by a Gift Entity other than the Seller are in full force and effect for such amounts as are sufficient for Requirements of Law.
(b) Except as set forth on Schedule 3.15(b), there have been no material claims made under any of the insurance policies listed or required to be listed on Schedule 3.15(a) at any time during the two-year period prior to the date hereof. No Gift Entity has received written notice under any such insurance policy maintained by a Gift Entity other than the Seller regarding the termination, cancellation or material amendment of, or material premium increase with respect to, any such insurance policy, in each case, at any time during the one year period prior to the date hereof, other than notices of expiration with respect thereto.

3.16. Environmental Matters. Except as disclosed on Schedule 3.16, each Gift Entity is, and at all times since January 1, 2006 has been, in substantial compliance with, and has not been and is not in material violation of or subject to any material Liability under, any material Environmental Law. None of the Gift Entities has received, any written notice (the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending such notice) from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any real property leased by any Gift Entity, of any actual or potential material violation of or failure to comply with any material Environmental Law, or of any actual or threatened material obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities or Remedial Action with respect thereto or any other properties or assets (whether real, personal, or mixed) in which any of the Gift Entities has an interest, or with respect to any property or facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any of the Gift Entities or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.
3.17. Labor Matters. Except as disclosed on Schedule 3.17, (i) no Gift Entity has been, and is not now, a party to any collective bargaining agreement or other labor contract with respect to the Gift Business; (ii) there is not presently pending or existing, and to the Knowledge of the Seller, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving the Gift Business; (iii) there is not pending or, to the Knowledge of the Seller, threatened against any Gift Entity or affecting the Gift Business any material Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any material charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no material labor dispute against or affecting the Gift Business; (iv) no application or petition for an election of or for certification of a collective bargaining agent is pending with respect to the Gift Business; (v) there is no lockout of any employees of the Gift Business, and no such action is contemplated; and (vi) to the Knowledge of the Seller, there is no pending charge of discrimination filed against or threatened against any Gift Entity with the Equal Employment Opportunity Commission or similar Governmental Body with respect to its conduct of the Gift Business.
3.18. Intellectual Property Assets. Schedule 3.18 sets forth an accurate and complete list of all material Gift Intellectual Property (“Material GIP”), including the Gift Entity by whom it is owned or to whom it is licensed. Except as set forth on Schedule 3.18:
(a) the Gift Entity specified on Schedule 3.18 owns all right, title and interest in, or has a valid license to use, the Material GIP shown as owned or used by it on such Schedule free and clear of all Encumbrances, other than those created under the Gift Loan Documents and Permitted Encumbrances;

(b) to the Knowledge of the Seller: (i) the Gift Intellectual Property does not infringe upon or misappropriate any intellectual property rights of any Person; (ii) no claims or allegations of infringement or unauthorized use involving any Gift Intellectual Property are pending against a Third Party; and (iii) there are no pending claims or allegations of infringement or unauthorized use of any Third Party Intellectual Property or technology against any Gift Entity;
(c) to the Knowledge of the Seller, all patents, domain names, registered trademarks and registered copyrights and applications to register trademarks and copyrights required to be set forth on Schedule 3.18 are in effect and all renewal fees and other maintenance fees have been paid and all other maintenances actions have been taken;
(d) to the Knowledge of the Seller, the Material GIP and the Retained IP constitute all material Intellectual Property (i) owned or used by the Gift Entities and (ii) that is reasonably necessary for the conduct of the Gift Business as presently conducted;
(e) there are no pending and, to Seller’s Knowledge, no threatened (in writing) Proceedings involving the Material GIP; and
(f) the assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications that include the name “Russ”, “Applause”, or any direct derivation of either of them (collectively, the “Material Marks”), have been registered with the United States Patent and Trademark Office, are currently in substantial compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. Since December 31, 2005, no Material Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to the Knowledge of the Seller, no such action is threatened with respect to any of the Material Marks. To the Knowledge of the Seller, there is no potentially interfering trademark or trademark application of any other Person with the Material Marks. To the Knowledge of the Seller, no Material Mark is infringed or is challenged or threatened in any way. To the Knowledge of the Seller, none of the Material Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other Person. All products and materials containing a Material Mark bear the proper federal registration notice where permitted by law.
3.19. Affiliate Transactions. Except as set forth on Schedule 3.19, no related person (as such term is defined in Item 404 of Regulation S-K) had a direct or indirect material interest in which a Gift Entity was a participant that was required to be disclosed in the Seller’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “2007 10-K) pursuant to such Item 404 (a “Reportable Transaction”) that was not disclosed in the Seller’s 2007 10-K, as amended, as filed with the SEC, the Seller’s definitive Schedule 14A with respect to the Seller’s 2008 Annual Meeting of Shareholders, or subsequently filed periodic reports as filed with the SEC, nor is there any additional Reportable Transaction as of March 31, 2008 that has not been publicly disclosed.

3.20. Brokers or Finders. No Gift Entity or any of their respective Representatives has incurred any Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments, other than to Sagent Advisors Inc. in connection with the Contemplated Transactions.
3.21. Accuracy of Filed Company SEC Reports. As it relates to the Gift Business, the Seller’s Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2007, as amended, and all Filed Company SEC Reports filed subsequent to such Annual Report were accurate in all material respects when filed and did not contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.
3.22. Compliance With The Foreign Corrupt Practices Act, Export Control and Antiboycott Laws.
(a) As it relates to the Gift Business, the Gift Entities have not, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value or any commission payment, to: (i) any person who is an official, officer, agent, employee or representative of any Governmental Body or of any existing or prospective customer (whether government owned or nongovernment owned); (ii) any political party or official thereof; (iii) any candidate for political or political party office; or (iv) any other individual or entity, while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, or any individual or entity affiliated with any of the foregoing, such that the above activities will likely result in a material violation of applicable Legal Requirements.
(b) As it relates to the Gift Business, Seller has at all times been in compliance with all material Legal Requirements relating to export control, trade embargoes, and antiboycott prohibitions.
3.23. Investment Representations. The Seller is purchasing the Buyer Common Shares and the Seller Note (the “Securities”) for its own account with the present intention of holding such Securities for investment purposes and not with a view to or for sale in connection with any public distribution of the Securities in violation of any Federal or state securities Legal Requirements. The Seller is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. The Seller acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Securities. The Seller acknowledges that the Securities have not been registered under the Securities Act or the Exchange Act or any state or foreign securities Legal Requirements and that the Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Legal Requirements or pursuant to an exemption from registration under the Securities Act or the Exchange Act and any applicable state or foreign securities Legal Requirements.

4. REPRESENTATIONS AND WARRANTIES OF THE BUYER.
The Buyer represents and warrants to Seller as follows, except as set forth in the Schedules to this Article 4.
4.1. Organization and Good Standing. Each of the Encore Entities is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now conducted, to own or use its respective assets, and to perform all its obligations under the Contracts to which it is a party, except as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Each of the Encore Entities is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the operation of its business requires such qualification, except where the failure to be so qualified would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect. None of the Encore Entities has any subsidiary other than another Encore Entity. The Buyer has made available to the Seller copies of the Governing Documents of each Encore Entity as currently in effect.
4.2. Enforceability; Authority; No Conflict.
(a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by (x) each of the Encore Entities of each other agreement to be executed or delivered by such Encore Entity at Closing and (y) the Domestic Subs of the Guaranty and the Guaranty Security Agreement (collectively, the “Companies’ Closing Documents”), each of the Companies’ Closing Documents will constitute the legal, valid and binding obligation of the Encore Entity or Domestic Sub signatory thereto, as applicable, enforceable against such Encore Entity or Domestic Sub, as applicable, in accordance with its respective terms. Each of the Encore Entities and the Domestic Subs has all requisite corporate power and authority to execute and deliver this Agreement and each of the Companies’ Closing Documents and to perform its obligations under this Agreement and the Companies’ Closing Documents, as applicable, and each such action has been duly authorized by all necessary corporate action on the part of each of the Encore Entities and the Domestic Subs. There is no requirement that the shareholders of any Encore Entity or Domestic Sub approve either the execution and delivery of this Agreement, or the performance of their obligations hereunder or under any of the Companies’ Closing Documents.

(b) Neither the execution and delivery of this Agreement by the Buyer nor the consummation or performance of any of the Contemplated Transactions by any of the Encore Entities will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of any of the Encore Entity’s Governing Documents; (ii) any resolution adopted by the board of directors or the shareholders of any of the Encore Entities; (iii) any material Legal Requirement or Order to which any of the Encore Entities may be subject; or (iv) any material Contract to which any of the Encore Entities is a party or by which any of the Encore Entities may be bound.
(c) Except as set forth on Schedule 4.2(c), or in the case of clauses (ii) through (v) below, except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent consummation of the Contemplated Transactions and would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):
(i) breach any provision of any of the Governing Documents of any Encore Entity;
(ii) breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any material Legal Requirement or any material Order to which any Encore Entity, any material assets owned or used by any of them, or any of their respective material assets, may be subject;
(iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any material Governmental Authorization that is held by any Encore Entity or that otherwise relates to any material assets owned or used by any Encore Entity;
(iv) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any material Contract of any Encore Entity; or
(v) result in the imposition or creation of any Encumbrance upon or with respect to any of the material assets owned or used by any Encore Entity.
(d) No Encore Entity is required to give any notice to or obtain any Consent with respect to any of its material Contracts or material Governmental Authorizations from any Person that has not been given or obtained, as applicable, in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, except (i) as set forth on Schedule 4.2(d), or (ii) where failure to obtain such Consents or give such notice would not prevent consummation of the Contemplated Transactions and would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

4.3. Capitalization; Shareholder Loans; Affiliate IP.
(a) The authorized equity securities of Buyer consist of 1,000 shares of common stock, $0.001 par value, of which 801 shares are issued and outstanding (the “Buyer Shares”). The Buyer Shares (including the Buyer Common Shares issued to Seller hereunder) have been validly issued and are fully paid and non-assessable. Encore Investors II, Inc., a Delaware corporation, owns, and on the Closing Date will own, beneficially and of record, all of the issued and outstanding shares of capital stock of the Buyer other than the Buyer Common Shares issued to Seller pursuant to this Agreement. Immediately prior to the Closing, Buyer owns all of the issued and outstanding capital stock of EGI, owns no assets other than shares of capital stock of EGI, has no liabilities other than those in connection with the ownership of such shares, and engages in no operating activities; Encore Investors II, Inc. owns no assets other than shares of capital stock of the Buyer, has no liabilities other than those in connection with the ownership of such shares, and engages in no operating activities, all as shown on Schedule 4.3. Except for this Agreement with respect to the issuance of the Buyer Common Shares to Seller, there are no Contracts relating to the issuance, sale, purchase, redemption or transfer of the Buyer Shares or any capital stock of any other Encore Entity or Encore Investors II, Inc. None of the Buyer Shares (including the Buyer Common Shares) have been issued in violation of, or is subject to, any preemptive or subscription rights. Except for this Agreement with respect to the issuance of the Buyer Common Shares to Seller, the Buyer has not issued any option, warrant, convertible security, commitment, agreement or other right to purchase or acquire any of the Buyer Shares. EGI has not issued and outstanding any option, warrant, convertible security, commitment, agreement or other right to purchase or acquire any capital stock of EGI. None of the Buyer Shares (including the Buyer Common Shares) were issued in violation of the Securities Act or any other material Legal Requirements. No Encore Entity directly or indirectly, owns, of record or beneficially, any outstanding voting securities or other equity interests in any corporation or other entity or controls any corporation or other entity, in each case other than the shares of capital stock of another Encore Entity. No Encore Entity has any Contract to acquire any equity or other securities of any Person or any direct or indirect equity or ownership interest in any other business, other than pursuant to this Agreement.
(b) On the date hereof, all indebtedness of any Encore Entity to any shareholder of any Encore Entity is as set forth on Schedule 4.3(b), which schedule includes the relevant amount, borrower and lender (each such evidence of indebtedness, a “Shareholder Loan”).
(c) Affiliate IP has no assets or liabilities other than intellectual property. Affiliate IP does not have any issued and outstanding option, warrant, convertible security, commitment, agreement or other right to purchase or acquire any membership interests in Affiliate IP. Affiliate IP has no Contract to acquire any equity or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

4.4. Financial Statements. Buyer has delivered to Seller true and correct copies of EGI’s (i) audited balance sheet as of December 31, 2007, and the related unaudited statements of operations, changes in stockholders equity and cash flows for the fiscal year then ended, (ii) unaudited balance sheet as of September 30, 2008 (the “Encore Interim Balance Sheet”) and the related unaudited statements of operations and cash flows for the 3-month period then ended, and (iii) a pro-forma consolidated balance sheet of Buyer as of the Closing Date, giving effect to the Contemplated Transactions on a pro forma basis (collectively, the “Encore Group Financial Statements”). The Encore Group Financial Statements (x) have been prepared from the books and records of EGI and (y) fairly present in all material respects the financial condition and the results of operations and cash flows of EGI as of the dates and for the periods indicated, all in accordance with GAAP. The books and records of EGI have been properly kept and maintained in accordance with sound business practices and are complete and correct in all material respects.
4.5. Sufficiency of Assets. Except as set forth on Schedule 4.5 or except as would not be reasonably likely to result in a Material Adverse Effect, the assets of the Encore Entities constitute all of the assets, tangible and intangible, necessary to conduct the Encore Business in substantially the manner presently conducted.
4.6. Leased Real Property.
(a) Schedule 4.6(a) contains a list of all material real property leased by any Encore Entity (the “Encore Leased Real Property”) in connection with the operation of the Encore Business, including the identification of the lessee. The Buyer has made available to the Seller a copy of each Lease pertaining to any of the Encore Leased Real Property. The Encore Entities do not own any real property.
(b) Assuming good title in the landlord, the Encore Entity listed as “lessee” on Schedule 4.6(a) with respect to a particular Encore Leased Real Property holds a valid leasehold interest in such Encore Leased Real Property, in each case free and clear of all Encumbrances other than those set forth on Schedule 4.6(b) and Permitted Encumbrances. No representation or warranty is made herein regarding the status of the fee title (and any matters pertaining to such fee title) of any Encore Leased Real Property; it being understood and agreed that the provisions of this Section 4.6, as they relate to the Encore Leased Real Property, pertain only to the leasehold interest of the applicable Encore Entity. The Encore Leased Real Property constitutes all of the material real property currently used in connection with the operation of the Encore Business.

(c) With respect to the Encore Leased Real Property, except as reflected on Schedule 4.6(c):
(i) The applicable Encore Entity listed on Schedule 4.6(a) is in exclusive possession thereof and of all easements, licenses or rights required by applicable Legal Requirements for use and occupancy as are necessary and material to the conduct of the Encore Business thereon as currently conducted by such Encore Entity;
(ii) To the Knowledge of the Buyer, no portion of the Encore Leased Real Property is subject to any pending condemnation proceeding or other proceeding by any Governmental Body the outcome of which is likely to be materially adverse to the operations conducted thereon;
(iii) No Encore Entity is a lessor under, or otherwise a party to, any Contract where such Encore Entity has granted to any Person the right to use or occupy all or any portion of the Encore Leased Real Property; and
(iv) All material real estate Taxes due and payable with respect to any Encore Leased Real Property for which any Encore Entity is responsible have been paid in full.
4.7. Personal Property and Equipment. Except as set forth on Schedule 4.7 or as disposed of in the ordinary course of business since the date of the Encore Interim Balance Sheet, EGI has good title to, a valid leasehold interest in, or a valid license to use, all material items of tangible personal property reflected on the Encore Interim Balance Sheet as owned or used by EGI, free and clear of any Encumbrances other than those set forth on Schedule 4.7, and Permitted Encumbrances.
4.8. Taxes. Each Encore Entity has duly filed on a timely basis all income and all other material Tax Returns or reports required to be filed by it with respect to the Encore Business and has paid all income and other material Taxes with respect to the Encore Business which are due and payable, and all material assessments, reassessments, governmental charges, penalties, interest and fines due and payable by it, and has made adequate provision in accordance with GAAP for any Taxes not yet due. All such Tax Returns or reports were correct and complete in all material respects. Except as set forth on Schedule 4.8, there are no actions, suits, proceedings, investigations or claims pending or, to the Knowledge of the Buyer, threatened against any Encore Entity in respect of Taxes. There are no liens for Taxes on any of the assets of the Encore Entities except for statutory liens for Taxes not yet due. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by any Encore Entity.

4.9. No Material Adverse Change. Since the date of the Encore Interim Balance Sheet, there has not been any Material Adverse Change with respect to the Encore Business.
4.10. Employee Benefits. Set forth on Schedule 4.10 is a list of all material “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, severance, change-in-control, supplemental-unemployment, social insurance, housing provident fund, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, enterprise annuity, vacation or holiday plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, written or unwritten, voluntary or statutorily required) (in each case other than stock-option, stock-appreciation-right, stock-bonus, stock-purchase or employee-stock-ownership plans maintained by any Encore Entity), in which any employee of the Encore Business participates (the “Encore Employee Plans”), including a specification of which entity maintains such Plans. A copy of each such Encore Employee Plan has been made available to Buyer. With respect to all Encore Employee Plans:
(a) Except as could not give rise to any material Liability, whether direct or indirect, to the applicable Encore Entity maintaining such Encore Employee Plan, each Encore Employee Plan: (i) has been operated and administered in material compliance with its terms (except as otherwise required by Legal Requirements) and all applicable requirements of ERISA and the Code and with any applicable reporting and disclosure requirements, including, but not limited to, the requirement of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code; and (ii) intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS;
(b) To the Knowledge of the Buyer, no Person has entered into any nonexempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Encore Employee Plan;
(c) No Encore Entity maintains or contributes to any employee benefit plan that (i) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) is a “multiple employer plan” within the meaning of Code Section 413(c), (iii) is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (iv) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, or (v) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law).
(d) There is no Proceeding pending against any Encore Employee Plan (nor to the Knowledge of the Buyer, any basis for such a claim), other than routine claims for benefits. Full payment has been made of all amounts that are required under the terms of each Encore Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Encore Employee Plan ended on or before the Closing Date. The Encore Entities have paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, that have become due and payable with regard to the Encore Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

4.11. Compliance With Legal Requirements; Governmental Authorizations.
(a) Except as set forth on Schedule 4.11(a) or for failures or violations that would not reasonably be likely to have a Material Adverse Effect:
(i) Each Encore Entity is, and at all times since January 1, 2006, has been, in compliance with each material Legal Requirement that is or was applicable to it in the conduct or operation of the Encore Business or the ownership or use of any of the assets owned by it and used in the operation of the Encore Business; and
(ii) No Encore Entity has received, at any time since January 1, 2006, any written notice from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any material Legal Requirement, or (B) any actual, alleged, possible or potential obligation on the part of any Person to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending such notice.
(b) Schedule  4.11(b) contains a list of each material Governmental Authorization that pertains to the Encore Business as it is currently conducted (indicating by whom it is held). Each Governmental Authorization listed or required to be listed on Schedule 4.11(b) is valid and in full force and effect. Except as set forth on Schedule 4.11(b):
(i) Each applicable Encore Entity is in substantial compliance with the material terms and requirements of each Governmental Authorization identified or required to be identified on Schedule 4.11(b) to which it is a party;
(ii) To the Knowledge of the Buyer, no event has occurred or circumstance exists that is likely to (with or without notice or lapse of time): (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed on Schedule 4.11(b), or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed on Schedule 4.11(b);
(iii) No Encore Entity has received, at any time since January 1, 2006, any written notice from any Governmental Body or any other Person regarding: (A) any actual, alleged, possible or potential violation of or failure to comply with any material term or requirement of any Governmental Authorization identified or required to be identified on Schedule 4.11(b), or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any such Governmental Authorization, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending such notice; and

(iv) All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed on Schedule 4.11(b) have been filed by the applicable Encore Entity with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been made by the applicable Encore Entity with the appropriate Governmental Bodies.
4.12. Legal Proceedings; Orders.
(a) Except as set forth on Schedule 4.12(a), there is no pending or, to the Knowledge of Seller, threatened (in writing), Proceeding:
(i) by or against any Encore Entity, except for such Proceedings as are normally incident to the Encore Business and would not be reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect; or
(ii) that challenges, or that may have the effect of preventing or making illegal, any of the Contemplated Transactions.
(b) Except as set forth on Schedule 4.12(b), there is no material Order to which any Encore Entity or the Encore Business is subject.
(c) (i) each Encore Entity is in compliance with the material terms and requirements of each Order set forth or required to be set forth on Schedule 4.12(b) to which it is a party; (ii) to the Knowledge of the Buyer, no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any material term or requirement of any such Order; and (iii) no Encore Entity has received any written notice from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any such Order, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending such notice.
4.13. Conduct of Encore Business. Except as set forth on Schedule 4.13, since the date of the Encore Interim Balance Sheet, each Encore Entity has conducted the Encore Business only in the ordinary course of business.
4.14. Contracts; No Defaults.
(a) Schedule 4.14(a) contains a list, and Buyer has delivered or made available to Seller copies, of:
(i) each Contract pertaining to the Encore Business (an “Encore Contract”) (other than open purchase or sales orders entered into in the ordinary course of business) that involves performance of services or delivery of goods or materials by any Encore Entity of an amount or value in excess of $50,000;

(ii) each Encore Contract (other than open purchase or sales orders entered into in the ordinary course of business) that involves performance of services or delivery of goods or materials to an applicable Encore Entity of an amount or value in U.S. excess of $50,000;
(iii) each Encore Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of any Encore Entity in excess of $50,000;
(iv) each Encore Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000);
(v) each Encore Contract with any labor union, works counsel, or other employee representative of a group of employees relating to wages, hours and other conditions of employment;
(vi) each Encore Contract (however named) involving a sharing of profits, losses, costs or liabilities by any Encore Entity with any other Person;
(vii) each Encore Contract containing covenants that in any way purport to restrict any Encore Entity’s activity in any material respect with respect to the Encore Business or limit the freedom of any Encore Entity in any material respect to compete with any Person with respect to any aspect of the Encore Business;
(viii) each Encore Contract reasonably likely to provide for payments to or by any Person in excess of $50,000 based on sales, purchases or profits, other than direct payments for goods or payments of employee sales commissions;
(ix) each Encore Contract for capital expenditures in excess of $50,000;
(x) any standard form of purchase and sales orders generally used in the Encore Business; and
(xi) each amendment, supplement and modification in respect of any of the foregoing.

The Contracts described in Sections 4.14(a)(i) - 4.14(a)(ix) and 4.14(a)(xi) shall be referred to collectively as the “Encore Material Contracts”. All written Encore Material Contracts have been made available to Buyer.
(b) Except as set forth on Schedule 4.14(b), to the Knowledge of the Buyer, each Encore Material Contract is valid and in full force and effect, and is enforceable against the Encore Entity party thereto in accordance with its terms.
(c) To the Knowledge of the Buyer, there are no oral Encore Material Contracts.
(d) Except as set forth on Schedule 4.14(d): (i) none of the Encore Entities has violated or breached, or committed any material default under, any Encore Material Contract to which it is a party; and, to the Knowledge of the Buyer, no other Person has violated or breached, or committed any default under, any Encore Material Contract; (ii) to the Knowledge of the Buyer, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would be reasonably likely to, (A) result in a material violation or breach of any of the provisions of any Encore Material Contract, (B) give any Person the right to receive or require a material rebate, chargeback, penalty or change in delivery schedule under any Encore Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Encore Material Contract or (D) give any Person the right to cancel, terminate or modify in any material respect any Encore Material Contract; and (iii) no Encore Entity has received any written notice regarding any actual or possible material violation or breach of, or default under, any Encore Material Contract, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending such notice.
4.15. Insurance.
(a) Buyer has delivered to Seller copies of all material policies of insurance currently maintained with respect to the Encore Business, a list of which is included on Schedule 4.15(a). Schedule 4.15(a) identifies the entity maintaining each such policy. All policies listed or required to be listed on Schedule 4.15(a)  are in full force and effect for such amounts as are sufficient for Requirements of Law.
(b) Except as set forth on Schedule 4.15(b), there have been no material claims made under any of the insurance policies listed or required to be listed on Schedule 4.15(a) at any time during the two-year period prior to the date hereof. No Encore Entity has received written notice under any such insurance policy maintained by an Encore Entity regarding the termination, cancellation or material amendment of, or material premium increase with respect to, any such insurance policy, in each case, at any time during the one year period prior to the date hereof, other than notices of expiration with respect thereto.
4.16. Environmental Matters. Except as disclosed on Schedule 4.16, each Encore Entity is, and at all times since January 1, 2006 has been, in substantial compliance with, and has not been and is not in material violation of or subject to any material Liability under, any material Environmental Law. None of the Encore Entities has received, any written notice (the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending such notice) from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any real property leased by any Encore Entity, of any actual or potential material violation of or failure to comply with any material Environmental Law, or of any actual or threatened material obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities or Remedial Action with respect thereto or any other properties or assets (whether real, personal, or mixed) in which any of the Encore Entities has an interest, or with respect to any property or facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any of the Encore Entities or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

4.17. Labor Matters. Except as disclosed on Schedule 4.17, (i) no Encore Entity has been, and is not now, a party to any collective bargaining agreement or other labor contract with respect to the Encore Business; (ii) there is not presently pending or existing, and to the Knowledge of the Buyer, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving the Encore Business; (iii) there is not pending or, to the Knowledge of the Buyer, threatened against any Encore Entity or affecting the Encore Business any material Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any material charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no material labor dispute against or affecting the Encore Business; (iv) no application or petition for an election of or for certification of a collective bargaining agent is pending with respect to the Encore Business; (v) there is no lockout of any employees of the Encore Business, and no such action is contemplated; and (vi) to the Knowledge of the Buyer, there is no pending charge of discrimination filed against or threatened against any Encore Entity with the Equal Employment Opportunity Commission or similar Governmental Body with respect to its conduct of the Encore Business.
4.18. Intellectual Property Assets. Schedule 4.18 sets forth an accurate and complete list of all material Intellectual Property used in the Encore Business (“Material Encore GIP”), including the Encore Entity by whom it is owned or to whom it is licensed. Except as set forth on Schedule 4.18:
(a) the Encore Entity specified on Schedule 4.18 owns all right, title and interest in, or has a valid license to use, the Material Encore GIP shown as owned or used by it on such Schedule free and clear of all Encumbrances other than Permitted Encumbrances;
(b) to the Knowledge of the Buyer: (i) the Intellectual Property used in the Encore Business does not infringe upon or misappropriate any intellectual property rights of any Person; (ii) no claims or allegations of infringement or unauthorized use involving any Intellectual Property used in the Encore Business are pending against a Third Party; and (iii) there are no pending claims or allegations of infringement or unauthorized use of any Third Party Intellectual Property or technology against any Encore Entity;
(c) to the Knowledge of the Buyer, all patents, domain names, registered trademarks and registered copyrights and applications to register trademarks and copyrights required to be set forth on Schedule 4.18 are in effect and all renewal fees and other maintenance fees have been paid and all other maintenances actions have been taken; and

(d) to the Knowledge of the Buyer, the Material Encore GIP constitutes all material Intellectual Property (i) owned or used by the Encore Entities and (ii) that is reasonably necessary for the conduct of the Encore Business as presently conducted.
(e) There are no pending and, to the Knowledge of the Buyer, no threatened (in writing) Proceedings involving the Material Encore GIP.
(f) The assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications that are included in the Material Encore GIP (collectively, the “Encore Material Marks”), have been registered with the United States Patent and Trademark Office, are currently in substantial compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. Since December 31, 2005, no Encore Material Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to the Knowledge of the Buyer, no such action is threatened with respect to any of the Encore Material Marks. To the Knowledge of the Buyer, there is no potentially interfering trademark or trademark application of any other Person with the Encore Material Marks. To the Knowledge of the Buyer, no Encore Material Mark is infringed or is challenged or threatened in any way. To the Knowledge of the Buyer, none of the Encore Material Marks infringes or is alleged to infringe any trade name, trademark or service mark of any other Person. All products and materials containing an Encore Material Mark bear the proper federal registration notice where permitted by law.
4.19. Affiliate Transactions. Except as set forth on Schedule 4.19, no related person (as such term is defined in Item 404 of Regulation S-K) had a direct or indirect material interest in a Reportable Transaction in which an Encore Entity was a participant that would be required to be disclosed in an Annual Report on Form 10-K if any Encore Entity were subject to the disclosure requirements of such Form. The terms of the Lease between Encore Partners, LLC, a California limited liability company, and EGI, dated as of September 6, 2007 (the “Lease”) will stay in effect in accordance with the terms thereof in effect on the date hereof, except that rent and other payments and obligations of EGI due thereunder shall not increase from those in effect on the date hereof.
4.20. Brokers or Finders. None of the Encore Entities nor any of their respective Representatives have incurred any Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments, except to RBC Bank (USA) Investment Banking, in connection with the Contemplated Transactions.

4.21. Investment Representation. The Buyer is purchasing the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any Federal or state securities Legal Requirements. The Buyer is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. The Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares. The Buyer acknowledges that the Shares have not been registered under the Securities Act or the Exchange Act or any state or foreign securities Legal Requirements and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Legal Requirements or pursuant to an exemption from registration under the Securities Act or the Exchange Act and any applicable state or foreign securities Legal Requirements.
4.22. Solvency.
(a) Buyer is not now insolvent nor will it be rendered insolvent by any of the Contemplated Transactions. As used in the preceding sentence, “insolvent” has the meaning ascribed to it under the United States Bankruptcy Code and uniform fraudulent conveyance or fraudulent transfer statutes under applicable state laws.
(b) Both immediately prior to, and immediately after and giving effect to the consummation of the Contemplated Transactions, (i) the fair value of the assets of the Buyer, on a consolidated basis, will exceed its respective consolidated or individual Liabilities; (ii) the Buyer, on a consolidated basis, will be able to pay its respective consolidated or individual debts as such debts mature or otherwise become due; and (iii) the Buyer, on a consolidated basis, does not have unreasonably small capital.
4.23. Compliance With The Foreign Corrupt Practices Act, Export Control and Antiboycott Laws.
(a) No Encore Entity has, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value or any commission payment, to: (i) any person who is an official, officer, agent, employee or representative of any Governmental Body or of any existing or prospective customer (whether government owned or nongovernment owned); (ii) any political party or official thereof; (iii) any candidate for political or political party office; or (iv) any other individual or entity, while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, or any individual or entity affiliated with any of the foregoing, such that the above activities will likely result in a material violation of applicable Legal Requirements.

(b) As it relates to the Encore Business, each Encore Entity has at all times been in compliance with all material Legal Requirements relating to export control, trade embargoes, and antiboycott prohibitions.
4.24. Operations. The Buyer conducts all of the business activities described in the website located at: http://www.the-encore-group.com (the “Encore Business”) through EGI.
5. COVENANTS.
5.1. Bulk Sales. The parties hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code and the sales tax laws of the various states (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.
5.2. Change of Name and Stock Symbol.
(a) Within 180 days after the Closing Date, Seller shall, subject to the approval of its shareholders as required by law, amend its Governing Documents and take all other actions necessary to change its name to one that does not include the words “Russ Berrie” or any similar words.
(b) Promptly following the name change of the Seller, Seller shall cooperate with Buyer to contact the New York Stock Exchange (“NYSE”) with Buyer to release the “RUS” stock symbol.
5.3. Corporate Name. Subject to the provisions of the License Agreement, Seller agrees that until such time as its corporate name, “Russ Berrie and Company, Inc.”, is changed in accordance with Section 5.2 above (the “Name Change”), Seller will use such corporate name only for corporate purposes, including, but not limited to, use in filings with the Securities and Exchange Commission, correspondence with the New York Stock Exchange, periodic reports to shareholders, proxy statements, and the maintenance and renewal of any Retained IP (including the Domain Name, defined below) with any Governmental Body.
5.4. Domain Names
(a) Buyer agrees, that until the effective date of the Name Change, and for 12 months thereafter (so long as the License Agreement is still in effect at such time), the domain name and corresponding website address: “www.russberrie.com” (the “Domain Name”) shall direct users to separate internet locations where each of (x) Buyer’s information pertaining to the Gift Business and (y) Seller’s corporate information can be found. Buyer and Seller agree that from the date that Seller notifies Buyer that it has established a new website for its retained operations, and for one year thereafter, the website corresponding to the Domain Name will direct users to such new Seller website.

(b) The parties expressly acknowledge and agree that notwithstanding anything to the contrary contained in this Agreement, the transfer of the domain names listed on Schedule 3.18 containing the name “Russ”, “Applause”, or any derivation thereof (the “RA Net Names”) to Buyer under this Agreement, whether through a transfer of the Shares or the Purchased Assets, shall remain effective only to the extent that (i) the License Agreement is in effect or (ii) the Purchase Option thereunder has been exercised and paid in full. In the event that the License Agreement is not in effect, and the Licensor thereunder has not then-exercised the Purchase Option and paid for such exercise in full, the Buyer shall (i) no longer have the right to use any RA Net Names and (ii) shall transfer all such RA Net Names to Seller forthwith for consideration of $1.00.
5.5. Specified Inactive Subs.
Seller covenants that in the event that either of (i) Russ Berrie & Co. (West), Inc., (ii) Russ Berrie (Benelux) B.V., (iii) Russ Berrie (Holdings) Limited, (iv) Russ Berrie (Deutschland) GmbH, (v) Russ Berrie (Österreich) Gmbh, or (vi) Russ Berrie France S.A.R.L. become active, Seller shall cause the Governing Documents of such newly-active company to be amended and take all other actions necessary to change the name of such newly-active company to one that does not include the words “Russ Berrie” or any similar words.
5.6. Amrams. The parties agree that promptly following the Closing, Amram’s Distributing Ltd. (“Amrams”) and Sassy, Inc. will enter into a commercially reasonable license agreement, with a 10% royalty payable to Sassy, Inc., whereby Amrams will continue to sell products of Sassy, Inc. in Canada on a non-exclusive basis subsequent to the Closing. That agreement will provide that it remains in effect until terminated by either party on six-months’ notice to the other.
5.7. Foreign Filings . Regarding any Gift Intellectual Property with respect to which Seller executed documents assigning all of its right, title and interest to such intellectual property to US Gift, but which such assignments have not been filed or recorded in applicable foreign jurisdictions at the time of such assignment (“Foreign Filings”), Seller agrees to cooperate reasonably with the Buyer and its Affiliates after the Closing in order to make any such Foreign Filings (at Buyer’s expense), and Seller shall (a) furnish upon request to Buyer such further information; and (b) execute and deliver such other documents for the purpose of effecting such Foreign Filings.
5.8. Consents and Novations. To the extent that subsequent to the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, Seller retains any Liability with respect to any Seller Contract, either as a result of the failure to obtain a required Consent of a party to such Seller Contract or otherwise, Buyer and its Affiliates agree that no such contract shall be amended to increase the financial obligations of Seller thereunder, nor shall the term thereof be extended (nor shall any automatic renewal periods be permitted to go into effect), unless in any case prior thereto or concurrently therewith such contract has been effectively novated, releasing the Seller from any further Liabilities thereunder. In addition, neither Buyer nor any of its Affiliates will settle or compromise any claim, action or proceeding with respect to the real estate leases in Oakland and South Brunswick without the consent of Seller, which consent will not be unreasonably withheld.

5.9. Russ Australia. Seller hereby appoints the Buyer as its sole proxy to attend and vote at meetings of members of Russ Australia. While the Seller remains the registered holder of any Shares in Russ Australia, the Seller will not attend or vote at meetings of members of Russ Australia except through its proxy. Seller will do everything else that it may do in the capacity of registered holder of Shares in Russ Australia, including dealing with Shares in Russ Australia, and with any distribution, property or right derived from them, in accordance with the Buyer’s directions. In consideration for the grant of proxy, the Buyer will continually indemnify the Seller against any liability, loss, damage or expense that the Seller incurs as a result of the proxy’s exercise of, or failure to exercise, the proxy’s power under the appointment or acting in accordance with the Buyer’s directions in accordance with this clause.
5.10. Release. The Buyer acknowledges and agrees that each Sub, and each subsidiary of each Sub, will at the Closing (and the Korea branch will, after the Closing) execute and deliver and thereafter perform the Release, and that such execution, delivery and performance will not be deemed a breach or default of any representation or warranty of Seller contained in this Agreement. The Buyer acknowledges that Seller is relying on the Release in consummating such Contemplated Transactions. In addition, the Buyer hereby covenants and agrees not to cause or permit any Buyer Releasor (as defined in the Release), directly or indirectly, to assert any claim or demand, or commence, institute or cause to be commenced, any proceeding of any kind against any Seller Releasee (as defined in the Release), based upon any matter purported to be released thereby.
5.11. Inter-segment Obligations. The Buyer expressly acknowledges and agrees that the Closing shall not affect the obligations in effect immediately prior thereto of the Subs (or their respective subsidiaries) to the Retained Subs (or their respective subsidiaries) set forth on Schedule 5.11, all of which shall be paid subsequent to the Closing by the appropriate Subs (or their respective subsidiaries) in accordance with the terms of such obligations in effect prior to the Closing.
5.12. Contribution of Capital Stock of EGI. Simultaneously with the Closing, the Buyer will contribute all issued and outstanding capital stock of EGI to RB Gift, such that EGI will become a wholly-owned subsidiary of RB Gift. Until payment in full of all obligations under the Seller Note, Russ Gift will be wholly-owned by the Buyer and EGI will be wholly-owned by RB Gift. Notwithstanding the foregoing, EGI may be merged with an into RB Gift.

5.13. Cranbury Facility. Seller agrees to be responsible for any management fees found by an arbitrator or a court of competent jurisdiction, or a mutual agreement between the parties, to be owing to the landlord of the Gift Business’ Cranbury facility for periods prior to the Closing Date, provided, that the parties hereto agree that the Seller shall be entitled to control all manner all negotiations, settlements, proceedings and agreements with such landlord.
6. RESERVED.
7. RESERVED.
8. RESERVED.
9. RESERVED.
10. ADDITIONAL COVENANTS.
10.1. Employees and Employee Benefits.
(a) Information on Gift Employees. As used in this Agreement, the term “Gift Employees” shall mean all employees employed by any Gift Entity immediately prior to the Closing and whose duties relate primarily to the Gift Business as currently conducted, including in each case employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, and long-term disability leave, but specifically excluding those employees listed on Schedule 10.1(a). Effective as of the Closing, all Gift Employees will be employed by the Buyer or continue their employment with a Sub, in accordance with the remainder of this Section 10.1.
(b) Effective immediately following the Closing Date, and for a period of 18 months following the Closing Date, the Buyer shall cause all Gift Employees to receive total cash compensation substantially comparable in the aggregate (other than under stock option, stock purchase and other equity plans) to that provided to such employees immediately prior to the Closing Date, and the principal types of benefits plans provided to such employees immediately prior to the Closing Date, provided that Buyer may modify or replace any benefit plans, so long as any such modification or replacement is commercially reasonable within industry and geographic norms. Notwithstanding the foregoing or anything herein to the contrary, Buyer hereby unconditionally assumes and agrees to perform Seller’s obligations under, and shall, for a period of two years following the Closing Date, maintain for the benefit of each Gift Employee, the severance arrangement provided such Gift Employee under the Seller’s Enhanced Severance Policy or Severance Policy for Domestic Vice Presidents (and Above), as applicable, as in effect immediately prior to the Closing Date. In addition, Buyer will indemnify and reimburse Seller for any severance or similar obligations to Gift Employees.

(c) Effective as of the Closing Date, the Gift Employees shall cease to participate in any retirement plans qualified pursuant to Section 401(a) of the Code maintained by Seller (the “Seller’s Plans”). As of the Closing Date, no further employer contributions shall be credited to the accounts of the Gift Employees who participate in the 401(k) plan maintained by the Company (the “401(k) Plan”), except as may be required by the terms of such plan. Effective as of the Closing Date, the Company shall fully vest the account balances of the Employees under the 401(k) Plan. As soon as practicable after, and effective as of the Closing Date, Buyer shall establish a defined contribution plan intended to qualify under Section 401(a) of the Code for the benefit of the Gift Employees and/or permit the Employees to participate in a plan Buyer presently maintains (“Buyer’s 401(k) Plan”). For purposes of eligibility and vesting, Buyer’s 401(k) Plan shall recognize the months and years of service with which the Gift Employees had been credited under the 401(k) Plan until the Closing Date. As soon as practicable following the Closing Date, the Company shall cause to be transferred from the 401(k) Plan to Buyer’s 401(k) Plan the liability for the account balances of the Gift Employees under the 401(k) Plan, together with cash or other property (including notes evidencing loans to the Gift Employees from their accounts), equal to such liability, and the Buyer shall cause the Buyer’s 401(k) Plan to accept such transfer. The account balances of the Gift Employees shall be determined as of the Closing Date, but shall include any income, gains or losses properly allocable to each such account from the Closing Date to the Business Day preceding the transfer of assets.
(d) Effective as of the Closing Date, the Gift Employees shall cease to be covered by any Employee Plan maintained by the Seller, and Buyer shall establish or provide welfare benefit plans, in each case providing similar benefits as those in effect immediately prior to the Closing Date (the “Buyer Welfare Plans”) for the Gift Employees. Each Buyer Welfare Plan shall (i) credit each Gift Employee with the months and years of service completed with the relevant Gift Entity for purposes of eligibility (but not benefit accrual) under such Buyer Welfare Plans, to the extent such service was recognized under a corresponding plan of the Seller, (ii) waive any pre-existing condition limitations actively at work requirements and waiting periods applicable to the Gift Employees under the Seller’s welfare benefit plans and (iii) credit the amount of any co-payments and deductibles incurred during the calendar year in which the Closing Date occurs. The Seller shall be responsible for all claims incurred by the Gift Employees (or their dependents) prior to the Closing Date under any welfare benefit plans maintained by it in which any Gift Employee participated. Buyer shall be responsible for all claims incurred by the Gift Employees (or their dependents) following the Closing Date. For this purpose, a claim is deemed incurred when the services that are the subject of the claim are performed (except in the case of life insurance where a claim shall be deemed incurred on the date of death).
(e) Prior to and following the consummation of the Contemplated Transactions, the Seller shall use all reasonable efforts to provide the Buyer with such records and other relevant data relating to benefit matters for the Gift Employees as the Buyer shall request. The Seller shall provide Buyer with a list showing the months and years of service each Gift Employee was credited with for eligibility and vesting purposes under each of the Seller’s benefit plans and programs.
(f) Nothing contained herein is intended to, and to the full extent permitted by law, shall not be treated as, an amendment to any Employee Plan.

(g) It is understood and agreed that employment of the Gift Employees by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or such Gift Employee and/or Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate any of the Gift Employees after the Closing.
10.2. Payment of All Taxes Resulting From Sale of Assets. Buyer shall pay in a timely manner 100% of all value added and similar Taxes (including penalties and interest), and Seller and Buyer shall each pay in a timely manner half of all other transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest), in each case resulting from or payable in connection with the sale of the Purchased Assets and Shares pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.
10.3. Reports and Returns.
(a) The Seller shall prepare, or cause to be prepared, at its expense, all income Tax Returns that are required to be filed by, or with respect to, the Subs for taxable periods ending on or before the Closing Date, and pay the income Taxes due with respect to such periods (“Seller’s Returns”). The Buyer shall cooperate with the Seller in the preparation of the Seller’s Returns.
(b) The Buyer shall prepare and timely file, or cause to be prepared or timely filed, (and shall provide the Seller a copy of each such return as filed and evidence of the timely filing thereof) all Tax Returns that are required to be filed by, or with respect to, the Subs that are not filed as of the Closing Date other than the Seller’s Returns (“Buyer’s Returns”) and pay the Taxes with respect to such periods. Seller shall reimburse Buyer for Taxes paid by Buyer for all periods of portions thereof ending on or before the Closing Date other than Taxes covered by Section 10.2. In the case of a Buyer’s Return that includes a period or portion thereof ending on or before the Closing Date (a “Straddle Period Return”), the Buyer shall submit each such Straddle Period Return to the Seller for the Seller’s approval no later than thirty (30) days before the due date for such Straddle Period Return. If the Buyer and the Seller are unable to resolve a dispute with respect to a Straddle Period Return, any such dispute shall be resolved in accordance with the remainder of this paragraph. Seller and Buyer shall submit the issues in dispute to the New York City office of one of the ten largest national firms of independent certified public accountants, other than the Buyer’s or the Seller’s accountants (the “Accountant”) for resolution. If issues are submitted to the Accountant for resolution, (i) Seller and Buyer shall furnish or cause to be furnished to the Accountant such work papers and other documents and information relating to the disputed issues as the Accountant may request and are available to that party or its agents and shall be afforded the opportunity to present to the Accountant any material relating to the disputed issues and to discuss the issues with the Accountant; (ii) the determination by the Accountant, as set forth in a notice to be delivered to both Seller and Buyer within 60 days of the submission to the Accountant of the issues remaining in dispute, shall be final, binding and conclusive on the parties; and (iii) Seller and Buyer will each bear 50% of the fees and costs of the Accountant for such determination. All Straddle Period Returns shall be prepared, and all elections with respect to such Straddle Period Returns shall be made, in accordance with applicable Legal Requirements and in a manner consistent with the prior practice of the Seller.

(c) The Buyer shall not permit the Subs to take any action that could increase Seller’s liability for Taxes and neither Buyer nor any Affiliate of Buyer shall (or shall cause or permit the Subs to) amend, re-file or otherwise modify any Tax Return relating in whole or in part to the Gift Business, with respect to any period (or portion thereof) ending on or before the Closing Date or any Straddle Period Returns, without the prior written permission of the Seller, which permission the Seller may withhold in its sole discretion. The Seller shall be entitled to retain, or receive immediate payment from the Buyer or any of its Affiliates (including, without limitation, the Subs) of, any refund or credit with respect to Taxes (including, without limitation, refunds and credits arising by reason of amended Tax Returns filed after the Closing Date or otherwise) with respect to any Tax period (or portion thereof) ending on or prior to the Closing Date related to the Subs or the Gift Business, actually received by the Buyer or any of its Affiliates (including, without limitation, the Subs).
(d) To the extent permitted or required, the taxable year of the Gift Business that includes the Closing Date shall close as of the end of the Closing Date. For any taxable period that does not close on the Closing Date, income and loss shall be allocated to the pre-Closing and post-Closing periods by closing the books of the Subs as of the close of business on the Closing Date and treating the Closing Date as the end of a taxable period.
(e) The Seller and the Buyer shall (i) each provide the other, and the Buyer shall cause the Subs to provide the Seller, with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, and the Buyer shall cause the Subs to retain and provide the Seller with, any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other or the Subs for any period. Without limiting the generality of the foregoing, the Buyer shall retain, and shall cause the Subs to retain, and the Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. Each party shall bear its own expenses in complying with the provisions of this section.

(f) The Seller shall have the right, at its option, to exercise, at its expense, complete control over the handling, disposition, and settlement of any governmental inquiry, examination, or proceeding that could result in a determination with respect to Taxes due or payable by the Seller, the Buyer or the Subs for which the Seller may be liable or against which the Seller may be required to indemnify the Buyer pursuant hereto. The Buyer shall notify the Seller in writing within ten (10) days after learning of any such inquiry, examination, or proceeding. The Buyer shall cooperate with the Seller, as the Seller may reasonably request, in any such inquiry, examination or proceeding. The Seller shall promptly notify the Buyer if, in connection with any such inquiry, examination, or proceeding, any Governmental Body proposes in writing to make any assessment or adjustment with respect to Tax items of the Subs or the Buyer, which assessments or adjustments could affect the Subs or the Buyer following the Closing, and shall consult with the Buyer with respect to any such proposed assessment or adjustment.
10.4. Director and Officer Liability and Indemnification.
(a) For a period of six years after the Closing, the Buyer shall not, and shall not permit the Subs (or their subsidiaries) to, amend, repeal or modify any provision in the Subs’ (or their subsidiaries) Governing Documents relating to the exculpation or indemnification of former officers and directors in any way which decreases or restricts the Subs’ (or their subsidiaries) obligations thereunder except to the extent required by Legal Requirements, it being the intent of the parties that the officers and directors of the Subs (and their subsidiaries) prior to the Closing shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted under applicable Legal Requirements.
(b) In the event that the Buyer, the Subs (or their subsidiaries) or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Subs (or their subsidiaries), as the case may be, shall assume the obligations set forth in this Section 10.4. The provisions of this Section 10.4 are intended to be for the benefit of, and will be enforceable by, each indemnified party or insured Person, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise.

10.5. Noncompetition and Nonsolicitation.
(a) Noncompetition. For a period of five years after the Closing Date, Seller may not, directly or indirectly, engage or be interested in (as owner, partner, stockholder, or otherwise) any business engaged in the gift business if the revenues of such business attributable to gift products (of the type sold by the Gift Entities on or prior to the Closing Date) exceeds 10% of the Seller’s consolidated revenue (in each case determined with respect to the year prior to the year that such engagement or interest occurs); provided, however, that products created for or primarily used by infants, babies and/or juveniles (in each case whether or not such products would otherwise be considered gift products) will be deemed not to be gift products, and will not be subject to this provision nor included in the numerator of the 10% calculation, and provided, further, that Seller may purchase or otherwise acquire up to (but not more than) five percent of any class of the securities of any Person if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.
(b) Nonsolicitation. For a period of three years after the Closing Date, Seller may not, directly or indirectly, hire any management, sales, product design, quality control, quality assurance, finance or warehouse management employee of the Gift Business on the Closing Date (excluding those employees listed on Schedule 10.1(a)). Nothing in the preceding sentence, however, shall prevent the Seller, its subsidiaries or their respective Representatives from employing any individual who is no longer an employee of the Buyer when such individual is solicited or employed by Seller.
(c) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.5 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.5 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 10.5 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests.
10.6. Retention of and Access to Records. After the Closing Date, Buyer shall retain for a period consistent with the record-retention policies and practices of the Gift Entities prior to the Closing, those records of the Gift Business delivered to Buyer. Buyer also shall provide Seller and its Representatives reasonable access thereto, during normal business hours, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Seller shall retain for a period consistent with the record-retention policies and practices of the Gift Entities prior to the Closing, those records of the Gift Business retained by Seller. Seller also shall provide Buyer and its Representatives reasonable access thereto, during normal business hours, to enable them to prepare financial statements or tax returns or deal with tax audits.
10.7. Further Assurances. The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions, provided, however, that Seller shall not be required to dispose of or make any material change to its business, expend any material funds or incur any other material burden in order to comply with this Section 10.7.

11. INDEMNIFICATION; REMEDIES.
11.1. Survival. Except for the representations and warranties of Seller contained in Sections 3.8 and 3.16 (the “Seller Indemnified Reps”), and the representations and warranties of the Buyer contained in Sections 4.8 and 4.16 (the “Buyer Indemnified Reps”), each of which shall survive the Closing for the period of the applicable statute of limitations with respect to such matters, no representations or warranties contained in this Agreement, the Schedules, the certificates delivered pursuant to Section 2.7 or any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions. Each of the parties hereby waives and agrees not to assert in any manner (including, but not limited to, by way of counterclaim or setoff) any claim with respect to any representation or warranty of the other, other than the Seller Indemnified Reps and the Buyer Indemnified Reps. All covenants and obligations to be performed on or after the Closing Date in this Agreement, the Schedules, the certificates delivered pursuant to Section 2.7 or any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions.
11.2. Indemnification and Reimbursement by Seller. Subject to the provisions of this Article 11, the Seller will, solely and exclusively by a set-off from the Seller Note as described in Section 11.11 hereof, indemnify and hold harmless Buyer and its Representatives, shareholders, and Affiliates (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, Liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a Third-Party Claim (collectively, “Damages”), arising from:
(a) any breach of the Seller Indemnified Reps as of the Closing Date;
(b) any breach of any covenant or obligation of Seller in this Agreement or in any other certificate, document, writing or instrument delivered by it pursuant to this Agreement to be complied with by Seller on or after the Closing Date;
(c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

(d) any Employee Plan other than a Gift Employee Plan established or maintained by Seller; and/or
(e) any Retained Liabilities.
11.3. Indemnification and Reimbursement by the Buyer. The Buyer will indemnify and hold harmless Seller, and its Representatives, shareholders and Affiliates (“Seller Indemnified Persons”), and will reimburse the Seller Indemnified Persons, for any Damages arising from:
(a) any breach of any Buyer Indemnified Reps as of the Closing Date;
(b) any breach of any covenant or obligation of either Company in this Agreement or in any other certificate, document, writing or instrument delivered by the Buyer pursuant to this Agreement to be complied with by the Buyer on or after the Closing Date;
(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with any Encore Entity (or any Person acting on the behalf of any Encore Entity) in connection with any of the Contemplated Transactions; or
(d) any Assumed Liabilities.
11.4. Limitations on Amount — Seller. Notwithstanding anything to the contrary set forth in this Agreement, Seller shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) until the total of all Damages with respect to such matters exceeds $500,000 (the “Threshold”) and then only for the amount by which such Damages exceed such amount, but in no event shall such liability exceed an aggregate maximum of $5,250,000 (the “Cap”).
11.5. Limitations on Amount — The Buyer. The Buyer will have no liability (for indemnification or otherwise) with respect to claims under Section 11.3(a) until the total of all Damages with respect to such matters exceeds the Threshold, and then only for the amount by which such Damages exceed such amount, but in no event shall such liability exceed the Cap.
11.6. Time Limitations.
(a) Seller will have liability (for indemnification or otherwise) with respect to any breach of a Seller Indemnified Rep only if and to the extent Buyer notifies Seller of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer prior to the expiration of the applicable statute of limitations;

(b) The Buyer will have liability (for indemnification or otherwise) with respect to any breach of a Buyer Indemnified Rep only if and to the extent Seller notifies the Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller prior to the expiration of the applicable statute of limitations.
11.7. Third-Party Claims.
(a) Promptly after receipt by a Person entitled to indemnity under Section 11.2 or 11.3 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.
(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.7(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes, to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim. If the Indemnifying Person assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent (which shall not be unreasonably withheld) unless: (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party or (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person (which payment, in the case of the Seller as the Indemnifying Person, may be made by a set-off from the Seller Note as described in Section 11.11 hereof); provided, however, that in the event that the Indemnified Person elects to unreasonably withhold its Consent to compromise or settle any Third-Party Claim (where such Consent is required), in any case where such action has been recommended by the Indemnifying Party, the Indemnifying Party’s indemnification obligation under this Agreement shall be limited to the Liabilities set forth in the proposed settlement or compromise and any expenses accrued through the date that such Consent is withheld.
(c) With respect to any Third-Party Claim subject to indemnification under this Article 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties shall (each at its own expense)  render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(d) With respect to any Third-Party Claim subject to indemnification under this Article 11, the parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its commercially reasonable efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable Legal Requirements and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.
11.8. Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.
11.9. Calculation of Damages.
(a) The amount of any Damages payable under this Article 11 by the Indemnifying Person shall be net of any amounts recovered or recoverable by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor. If the Indemnified Person receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Person, then such Indemnified Person shall promptly reimburse the Indemnifying Person for any payment made or expense incurred by such Indemnifying Person in connection with providing such indemnification payment up to the amount received by the Indemnified Person, net of any direct, out-of-pocket expenses reasonably incurred by such Indemnified Person in collecting such amount. The Indemnified Person shall seek full recovery and use reasonable commercial efforts to collect any amounts available under such insurance coverage or from such other Person alleged to have responsibility therefor, to the same extent such Indemnified Person would if such Damages were not subject to indemnification hereunder. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Damages.
(b) Notwithstanding any other provision of this Agreement to the contrary, the Seller shall not be liable under this Article 11 for any: (i) Damages relating to any matter to the extent that (A) there is included in the Interim Balance Sheet a liability or reserve relating to such matter; (B) the Indemnified Person shall have otherwise been compensated for such matter pursuant to, or the Damage was taken into account under, any other provision of this Agreement, so as to avoid duplication or “double counting” of the same Damage; (ii) Damages that are for consequential, indirect, incidental or punitive damages; or (iii) Damages based upon any multiplier of profits, earnings, or cash flow, including, without limitation, earnings before interest, tax, depreciation or amortization or any other valuation metric.

(c) The Indemnified Persons shall take, and shall cause their respective Affiliates to take, all reasonable steps to mitigate and otherwise minimize their Damages to the maximum extent reasonably possible upon and after becoming aware of any event which would reasonably be expected to give rise to any Damages.
(d) If any Indemnified Person receives any payment from an Indemnifying Person in respect of any Damages and the Indemnified Person could have recovered all or a part of such Damages from a Third Party based on the underlying claim asserted against the Indemnifying Person, the Indemnified Person shall assign such of its rights to proceed against such Third Party as are necessary to permit the Indemnifying Person to recover from such Third Party the amount of such indemnification payment.
(e) The Buyer, the Subs, the subsidiaries of the Subs and their respective successors and permitted assigns, hereby waive any right to seek contribution or other recovery from any officer, director, equityholder or employee (present or former) of the Seller, or any officer, director or employee (present or former) of any Sub or any subsidiary of any Sub that any of them may now or in the future have under any Environmental Law. The Buyer, the Subs, the subsidiaries of the Subs and their respective successors and permitted assigns hereby release all officers, directors, equityholders and employees (present or former) of the Seller, and all officers, directors or employees (present or former) of the Subs and the subsidiaries of the Subs from any and all such claims, demands and causes of action that any of them may now or in the future have under such Environmental Laws.
11.10. Exclusive Remedy. From and after the Closing Date, except as to any Damages resulting from intentional fraud of the Indemnifying Person, and subject to the provisions of Section 11.11, the indemnification or reimbursement obligations of the parties set forth in this Article 11 shall constitute the sole and exclusive remedies of the parties for any losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement and the transactions contemplated hereby. The provisions of this Section 11.10 will not, however, prevent or limit a cause of action (a) with respect to a claim regarding the failure by the Buyer to pay all or any portion of the Purchase Price; or (b) to enforce the Seller Note, the Stockholders Agreement or the Guaranty.
11.11. Right of Set-off. Notwithstanding anything herein to the contrary, the sole and exclusive remedy of the Buyer Indemnified Persons for any losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement and the transactions contemplated hereby (except as to any Damages resulting from intentional fraud of the Seller) shall be a set-off from the then outstanding amount due, if any, under the Seller Note. Such set-off shall be effected only upon either a finally adjudicated, non-appealable judgment in favor of a Buyer Indemnified Person pursuant to Section 11.2, or in the event that the Seller agrees in writing that a specified amount is due a Buyer Indemnified Person pursuant to Section 11.2 (in either case, a “Final Claim”). The Buyer Indemnified Persons shall have no remedy to the extent that (i) a claim contemplated by this Section exceeds the outstanding amount due under the Seller Note or (ii) if the Seller Note has been paid or no amount remains due thereunder.

12. CONFIDENTIALITY.
12.1. Definition of Confidential Information.
(a) As used in this Article 12, the term “Confidential Information” includes any and all of the following information of the parties that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (the Buyer and its Affiliates on the one hand and the Seller and its Affiliates on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”), and as to Seller, any information of the Gift Business, and as to the Buyer, any information of the Encore Business:
(i) all information that is a trade secret under applicable trade secret or other law;
(ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, and computer software and database technologies, systems, structures and architectures;
(iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and
(iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

(b) Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable Legal Requirement. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 12, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 12 to the extent included within the definition. In the case of trade secrets, each of the parties hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.
12.2. Restricted Use of Confidential Information.
(a) Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of such Seller or the Gift Business (each, a “Seller Contact”) or an authorized representative of the Buyer with respect to Confidential Information of the Buyer or the Encore Business (each, a “Buyer Contact”). Each of the parties shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by the applicable party of the obligations of this Article 12 with respect to such information. Each of the parties shall (x) enforce the terms of this Article 12 as to its respective Affiliates and Representatives; (y) take such action to the extent necessary to cause its Affiliates and Representatives to comply with the terms and conditions of this Article 12; and (z) be responsible and liable for any breach of the provisions of this Article 12 by it, its Affiliates or its Representatives.
(b) Unless and until this Agreement is terminated, Seller shall maintain as confidential any Confidential Information (including for this purpose any information of the type referred to in Sections 12.1(a), whether or not disclosed to either Company)  relating to the Gift Business. Unless and until this Agreement is terminated, the Buyer shall maintain as confidential any Confidential Information (including for this purpose any information of the type referred to in Sections 12.1(a), whether or not disclosed to Seller)  relating to the Encore Business.
(c) From and after the Closing, the provisions of Section 12.2(a) above shall not apply to or restrict in any manner Buyer’s use of any Confidential Information relating to the Gift Business.

12.3. Exceptions. Sections 12.2(a) and (b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article 12 or the Confidentiality Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. No Gift Entity, nor any of their Affiliates or Representatives, shall disclose any Confidential Information of the Gift Business in reliance on the exceptions in clauses (b) or (c) above. No Encore Entity, nor any of their Affiliates or Representatives, shall disclose any Confidential Information of the Encore Business in reliance on the exceptions in clauses (b) or (c) above.
12.4. Legal Proceedings . If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 12, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 12. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 12.4 do not apply to any Proceedings between the parties to this Agreement.
12.5. Return or Destruction of Confidential Information. If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.
12.6. Attorney-Client Privilege; Conflict. The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Kaye Scholer LLP may serve as counsel to the Seller and each of the Subs in connection with the negotiation, preparation, execution and delivery of this Agreement and the Contemplated Transactions, and that following consummation of the Contemplated Transactions, Kaye Scholer LLP (or any successor) may serve as counsel to the Seller and its Affiliates in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Contemplated Transactions notwithstanding such representation, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.
13. GENERAL PROVISIONS.
13.1. Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives.
13.2. Public Announcements. No party hereto shall issue any press release or announcement concerning the Contemplated Transactions, without the prior written consent of the other party hereto, except as such release or announcement may be required by applicable Legal Requirements or the rules or regulations of any applicable United States or foreign securities exchange on which such party’s (or an Affiliate of such party’s) securities are listed, in which case the party hereto required to make such release or announcement shall use its reasonable commercial efforts to allow the other party hereto reasonable time to comment on such release or announcement in advance of such issuance.

13.3. Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):
Seller: Russ Berrie and Company, Inc.
111 Bauer Drive
Oakland, New Jersey 07436
Attention: Marc S. Goldfarb,
                SVP and General Counsel
Fax no.: 201-405-7377
E-mail address: mgoldfarb@russberrie.com
with a mandatory copy to: Kaye Scholer LLP
Attention: Joel I. Greenberg, Esq.
Fax no.: 212-836-8211
E-mail address: jigreenberg@kayescholer.com
The Buyer:
111 Cloverleaf Drive
Winston-Salem, NC 27103
Attention: Richard Snow, CEO
Fax no.: 858-485-1233
E-mail address: rsnow@the-encore-group.com
with a mandatory copy to: Gordon & Rees LLP
Attention: Joe Lesko, Esq.
101 West Broadway, Suite 2050
San Diego, CA 92101
Fax no.: 619-696-7124
E-mail address: jlesko@gordonrees.com
Any notice given (i) after 5:00 p.m. local time on any Business Day or (ii) on a day that is not a Business Day, will be deemed to have been given on the next following Business Day.
13.4. Jurisdiction; Service of Process. Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this Section may be served on any party anywhere in the world.

13.5. Waiver. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
13.6. Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes (along with the Schedules, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement of the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.
13.7. Schedules. The Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Schedules shall be deemed to refer to this entire Agreement, including all Schedules. Information furnished in any particular Schedule shall be deemed to be included in all other Schedules in which the information is required to be included, notwithstanding the absence of a cross-reference contained therein.
13.8. Acknowledgement by the Buyer and Seller; Disclaimers; Financial Projections.
(a) Each of the Buyer and Seller acknowledge that it has conducted to its satisfaction an independent investigation and verification of the financial condition, operations, assets, liabilities and properties of the Gift Business and the Encore Business, as applicable, and, in making its determination to proceed with the transactions contemplated by this Agreement, each of the Buyer and Seller has relied and will rely on the results of its own independent investigation and verification and the representations and warranties of the other party expressly and specifically set forth in this Agreement, including the Schedules. SUCH REPRESENTATIONS AND WARRANTIES BY THE SELLER AND THE BUYER CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND

WARRANTIES OF SUCH PARTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF THE BUYER AND THE SELLER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OR PROSPECTS OF THE GIFT BUSINESS OR THE ENCORE BUSINESS, AS APPLICABLE), ARE SPECIFICALLY DISCLAIMED BY EACH OF THE BUYER AND THE SELLER. EACH OF THE BUYER AND THE SELLER ACKNOWLEDGES THAT IT DID NOT RELY ON ANY REPRESENTATION OR WARRANTY OR OTHER INFORMATION OR STATEMENT OTHER THAN THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT WHEN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND WILL NOT RELY ON ANY SUCH REPRESENTATION OR WARRANTY OR OTHER INFORMATION OR STATEMENT IN DECIDING TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each of the Buyer and Seller further acknowledges that, except as set forth herein, no promise or inducement for this Agreement was offered by the other party, its respective Affiliates or any of its respective Representatives or relied upon by any party. Each of the Buyer and the Seller acknowledges that neither the other party, its respective Representatives or its respective Affiliates has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any written or oral information regarding the Seller, its subsidiaries, the Gift Business, the Encore Entities or the Encore Business, as applicable, or furnished or made available to the other and its Representatives or otherwise with respect to the foregoing or their operations, business, financial condition, assets, liabilities or prospects, as applicable, except as expressly set forth in Article 3 or Article 4 of this Agreement, as applicable, and none of the Encore Entities, Seller or its subsidiaries or any other Person shall have or be subject to any liability to Seller, the Buyer or any of their respective Affiliates resulting from the distribution to (x) Seller and its Representatives and Affiliates, or Seller’s or any of its Representative’s or Affiliate’s use of, or (y) the Buyer and its Representatives or Affiliates, or the Buyer’s or any of its Representative’s or Affiliates use of, any such written or oral information, and any information, documents or material made available to any of the foregoing in any form. Seller shall acquire the Seller Note and the Buyer Common Shares without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in this Agreement. Buyer shall acquire the Shares and the Purchased Assets without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in this Agreement. With respect to all materials that are described as having been made available or delivered to the Buyer or the Seller, as applicable, such materials shall be deemed to have been delivered or made available if the applicable party or any of its Representatives have been granted access to a dataroom, electronic dataroom or website in which such materials were available or by transmitting such materials to such party or its Representatives by any other electronic means.

(b) In connection with the Buyer’s investigation of the Gift Business, the Buyer or its Representatives have received from or on behalf of the Seller certain projections, including projected statements of operating revenues and income from operations of the Gift Business and certain business plan information. The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer is familiar with such uncertainties, that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the accuracy or veracity of purported factual data contained therein or the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that the Buyer shall have no claim against the Seller or any other Person with respect thereto. Accordingly, Seller makes no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the accuracy or veracity of purported factual data contained therein or the reasonableness of the assumptions underlying such estimates, projections and forecasts).
(c) In connection with the Seller’s investigation of the Encore Business, the Seller or the Seller’s Representatives has received from or on behalf of the Buyer certain projections, including projected statements of operating revenues and income from operations of the Encore Business and certain business plan information. The Seller acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Seller is familiar with such uncertainties, that the Seller is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the accuracy or veracity of purported factual data contained therein or the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that the Seller shall have no claim against the Buyer or any other Person with respect thereto. Accordingly, the Buyer makes no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the accuracy or veracity of purported factual data contained therein or the reasonableness of the assumptions underlying such estimates, projections and forecasts).
13.9. Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any subsidiary of Buyer; provided, however, that no such assignment shall release the Buyer from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Except as set forth in Section 10.4, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

13.10. Specific Performance. The parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms of this Agreement or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek a temporary, preliminary and/or permanent injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms of this Agreement, without posting any bond or other undertaking, in addition to any other remedy to which they are entitled at law or in equity.
13.11. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
13.12. Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” and “Sections” refer to the corresponding Articles and Sections of this Agreement.
13.13. Governing Law. This Agreement will be governed by and construed under the laws of the State of New York without regard to conflicts-of-laws principles that would require the application of any other law.
13.14. Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission (including in Adobe Acrobat format) shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

The Russ Companies, Inc.
By:	/s/ Richard Snow
Richard Snow, Chief Executive Officer and
President

Russ Berrie and Company, Inc.
By:	/s/ Bruce G. Crain
	Name:	Bruce G. Crain
	Title:	President and CEO